Exhibit 10.1
TERM CREDIT AGREEMENT

dated as of July 31, 2018,
among

NOBLE MIDSTREAM SERVICES, LLC,
as Borrower,

NOBLE MIDSTREAM PARTNERS LP,
as Parent,
TORONTO DOMINION (TEXAS) LLC,
as Administrative Agent,

and
The LENDERS Party Hereto
________________________

TD SECURITIES (USA) LLC
and
THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,
as Joint Lead Arrangers and Joint Bookrunners

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,
as Syndication Agent

Table of Contents
Page
Article I DEFINITIONS AND ACCOUNTING TERMS                        1
1.01    Defined Terms                                        1
1.02    Other Interpretive Provisions                                26
1.03    Accounting Terms                                    27
1.04    Rounding                                        28
1.05    References to Agreements and Laws                            28
1.06    Times of Day                                        28
Article II THE COMMITMENTS AND BORROWINGS                    28
2.01    The Loans                                        28
2.02    Borrowings, Conversions and Continuations of Loans                29
2.03    [Reserved]                                        30
2.04    [Reserved]                                        30
2.05    Prepayments                                        30
2.06    Termination of Commitments                                30
2.07    Repayment of Loans                                    30
2.08    Interest                                            31
2.09    Fees                                            31
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate    31
2.11    Evidence of Debt                                    32
2.12    Payments Generally                                    32
2.13    Sharing of Payments                                    34
2.14    Defaulting Lenders                                    34
Article III TAXES, YIELD PROTECTION AND ILLEGALITY                35
3.01    Taxes                                            35
3.02    Illegality                                        40
3.03    Inability to Determine Rates                                40
3.04    Increased Cost and Reduced Return; Capital Adequacy and Liquidity        41
3.05    Funding Losses                                    42
3.06    Mitigation Obligations; Designation of a Different Lending Office            43
3.07    Matters Applicable to all Requests for Compensation                43
3.08    Survival                                        43
Article IV CONDITIONS PRECEDENT                                44
4.01    Conditions Precedent to Closing Date                        44
4.02    Conditions Precedent to Funding Date                        45
Article V REPRESENTATIONS AND WARRANTIES                        46
5.01    Corporate Existence and Power                            46
5.02    Corporate and Governmental Authorization; No Contravention; No Default    46
5.03    Binding Effect                                        47
5.04    Financial Information                                    47
5.05    Litigation                                        47
5.06    Compliance with ERISA                                47

i

5.07    Environmental Matters                                48
5.08    Taxes                                            48
5.09    Subsidiaries                                        48
5.10    Regulatory Restrictions on Borrowing; Margin Regulations                48
5.11    Full Disclosure                                    49
5.12    Compliance with Laws                                49
5.13    Ownership of Property; No Liens; Insurance                        49
5.14    Solvency                                        49
5.15    Patriot Act                                        49
5.16    Anti-Corruption Laws and Sanctions                            49
5.17    Material Contracts                                    50
5.18    EEA Financial Institutions                                50
Article VI AFFIRMATIVE COVENANTS                            50
6.01    Information; Notices of Material Events                        50
6.02    Payment of Taxes and Obligations                            53
6.03    Maintenance of Property; Insurance                            53
6.04    Conduct of Business and Maintenance of Existence                    54
6.05    Compliance with Laws                                54
6.06    Inspection of Property, Books and Records                        54
6.07    Use of Proceeds                                    54
6.08    Governmental Approvals and Filings                            55
6.09    Material Contracts                                    55
6.10    Guarantee Matters                                    55
6.11    Subsidiaries                                        56
Article VII NEGATIVE COVENANTS                                56
7.01    Liens                                            56
7.02    Financial Covenants                                    59
7.03    Transactions with Affiliates                                59
7.04    Restricted Payments                                    60
7.05    Mergers and Fundamental Changes                            61
7.06    Change in Nature of Business                                61
7.07    Use of Proceeds                                    61
7.08    Dispositions                                        62
7.09    Debt                                            63
7.10    Changes in Fiscal Year; Organization Documents                    65
7.11    Subsidiaries                                        65
7.12    Swap Contracts                                    66
Article VIII EVENTS OF DEFAULT AND REMEDIES                        66
8.01    Events of Default                                    66
8.02    Remedies Upon Event of Default                            68
8.03    Application of Funds                                    69
Article IX ADMINISTRATIVE AGENT                                70
9.01    Appointment and Authorization of Administrative Agent                70
9.02    Rights as a Lender                                    70
9.03    Exculpatory Provisions                                70

9.04    Reliance by Administrative Agent                            71
9.05    Indemnification of Administrative Agent                        71
9.06    Delegation of Duties                                    72
9.07    Resignation of Administrative Agent                            72
9.08    Non-Reliance on Administrative Agent and Other Lenders                73
9.09    No Other Duties, Etc.                                    73
9.10    Administrative Agent May File Proofs of Claim                    73
9.11    Certain ERISA Matters                                74
Article X MISCELLANEOUS                                    75
10.01    Amendments, Etc.                                    75
10.02    Notices; Effectiveness; Electronic Communication                    77
10.03    No Waiver; Cumulative Remedies                            78
10.04    Attorney Costs, Expenses and Taxes                            79
10.05    Indemnification; Damage Waiver                            79
10.06    Payments Set Aside                                    80
10.07    Successors and Assigns                                81
10.08    Confidentiality                                    86
10.09    Set-off                                            86
10.10    Interest Rate Limitation                                87
10.11    Counterparts                                        87
10.12    Integration                                        87
10.13    Survival of Representations and Warranties                        87
10.14    Severability                                        88
10.15    [Reserved]                                        88
10.16    Replacement of Lenders                                88
10.17    Governing Law; Jurisdiction                                89
10.18    No Advisory or Fiduciary Responsibility                        89
10.19    Waiver of Right to Trial by Jury                            90
10.20    USA PATRIOT Act Notice                                91
10.21    Entire Agreement                                    91
10.22    No General Partner’s Liability for Revolving Facility                91
10.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions        91

SCHEDULES
2.01    Commitments
5.09    Subsidiaries as of the Closing Date
7.03    Affiliate Contracts as of the Closing Date
7.09    Debt as of Closing Date
7.11    Certain Agreements as of the Closing Date
10.02    Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of
A    Loan Notice
B    Note
C    Compliance Certificate
D    Assignment and Assumption
E-1    U.S. Tax Compliance Certificate (Form 1)
E-2    U.S. Tax Compliance Certificate (Form 2)
E-3    U.S. Tax Compliance Certificate (Form 3)
E-4    U.S. Tax Compliance Certificate (Form 4)

TERM CREDIT AGREEMENT
TERM CREDIT AGREEMENT dated as of [July 31], 2018, among NOBLE MIDSTREAM SERVICES, LLC, a Delaware limited liability company (the “Borrower”), NOBLE MIDSTREAM PARTNERS LP, a Delaware limited partnership (the “Parent”), each LENDER from time to time party hereto and TORONTO DOMINION (TEXAS) LLC, as Administrative Agent.
The Borrower has requested that the Lenders extend certain credit to the Borrower, and the Administrative Agent and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” by any Person means (a) the acquisition by such Person, in a single transaction or in a series of related transactions, of (i) property or assets (other than capital expenditures or acquisitions of inventory or supplies in the ordinary course of business) constituting a business unit or division of another Person or (ii) the Capital Stock of another Person resulting in such other Person becoming a Subsidiary, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Debt, securities or otherwise and (b) any Midstream Drop Down Acquisition.
“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means Toronto Dominion (Texas) LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, in no event shall the Administrative Agent or any Lender be deemed an Affiliate of the Parent or any of its Subsidiaries.
“Agent-Related Persons” means the Administrative Agent and its Related Parties.
“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Parent and its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Rate” means (a) until the Parent or the Borrower has obtained a Public Debt Rating from either S&P or Moody’s, the applicable percentages per annum set forth in the Leverage Based Pricing Grid below, based upon the Consolidated Leverage Ratio of the Parent:
LEVERAGE BASED PRICING GRID

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate	Base Rate
1	Less than 2.75 to 1.00	1.000%	0.000%
2	Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	1.125%	0.125%
3	Greater than or equal to 3.50 to 1.00 but less than 4.25 to 1.00	1.250%	0.250%
4	Greater than or equal to 4.25 to 1.00	1.500%	0.500%

and (b) on the date and at all times after the Parent or the Borrower obtains a Public Debt Rating from either S&P or Moody’s, the applicable percentages per annum set forth in the Ratings Based Pricing Grid below, based upon the Public Debt Ratings of the Parent or the Borrower:
RATINGS BASED PRICING GRID

Pricing Level	Public Debt Ratings S&P/Moody’s	Eurodollar Rate	Base Rate
1	BBB+/Baa1 or higher	1.000%	0.000%
2	BBB/Baa2	1.125%	0.125%
3	BBB-/Baa3	1.250%	0.250%
4	BB+/Ba1 or lower	1.500%	0.500%

From the Closing Date until the earlier of (i) the date the first Compliance Certificate is delivered pursuant to Section 6.01(c) or (ii) the date on which the Parent or the Borrower obtains a Public Debt Rating from either S&P or Moody’s, the Applicable Rate in effect shall be determined based upon Pricing Level 1 of the Leverage Based Pricing Grid (subject to the proviso below if such Compliance Certificate is not delivered when due). Thereafter, to the extent neither the Parent nor the Borrower has obtained a Public Debt Rating from either S&P or Moody’s, the Applicable Rate shall be determined based upon the Compliance Certificate to be delivered pursuant to Section 6.01(c), until the date that the Parent or the Borrower shall have obtained a Public Debt Rating from either S&P or Moody’s, on which date the Applicable Rate shall be determined as set forth in the Ratings Based Pricing Grid. Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date that the Compliance Certificate is required to be delivered pursuant to Section 6.01(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Applicable Rate shall be determined based upon Pricing Level 4 of the Leverage Based Pricing Grid and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 6.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate.
Each change in the Applicable Rate resulting from a publicly announced change in the Public Debt Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the Public Debt Ratings from both S&P and Moody’s cease to be available, then the Applicable Rate shall be determined based upon Pricing Level 4 of the Ratings Based Pricing Grid and shall continue to apply until the date that the Parent or the Borrower shall have obtained a Public Debt Rating from S&P and/or Moody’s, whereupon the Applicable Rate shall be adjusted based on the Public Debt Rating from S&P and/or Moody’s as set forth in the Ratings Based Pricing Grid. If the Public Debt Ratings from S&P and Moody’s reflect different Pricing Levels, then (i) in the event of a single level split, the higher Public Debt Rating will apply or (ii) in the event of a multiple level split, the Pricing Level will be based on the Public Debt Rating one level lower than the higher of the two Public Debt Ratings.
“Approved Fund” has the meaning specified in Section 10.07(h).
“Arrangers” means TD Securities (USA) LLC and The Bank of Nova Scotia, Houston Branch, in their capacities as joint lead arrangers and joint bookrunners for the credit facility established hereunder.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.
“Attributable Debt” means, with respect to any Sale and Leaseback Transaction at the time of determination, the present value (discounted at the interest rate implicit in the terms of the relevant lease in accordance with GAAP) of the total remaining obligations of the lessee for rental payments pursuant to such Sale and Leaseback Transaction (reduced by the amount of rental obligations of any sublessee of all or part of the same property) during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (and, in the case of any such termination upon payment of a penalty, the rental payments shall include the lesser of (a) the remaining applicable lease payments until the first date upon which it may be so terminated plus the then applicable penalty upon termination and (b) the lease payment to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised)), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges; provided that if such Sale and Leaseback Transaction results in a Capital Lease, the amount of Debt represented thereby will be determined in accordance with the definition of “Capital Lease.”
“Authorizations” means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum. For purposes of clause (c) above, the Adjusted Eurodollar Rate for any day shall be based on the LIBOR Screen Rate (or, if the LIBOR Screen Rate is not available for a maturity of one month but is available for periods both longer and shorter than such period, the Interpolated Rate) at approximately 11:00 a.m., London time, on such day. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Rate, respectively.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Parent or any of its Subsidiaries.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the preamble hereto.
“Borrowing” means Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to remain closed under the Laws of, or are in fact closed in, New York City; provided that if such day relates to any Eurodollar Rate Loan, such day must also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.
“Capital Lease” means any lease of any property by the Parent or any of its Subsidiaries, as lessee, that should, in accordance with GAAP (subject to Section 1.03(b)), be classified and accounted for as a capital lease on a consolidated balance sheet of the Parent and its Subsidiaries; the amount of obligations in respect of such lease shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 7.01, a Capital Lease shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Capital Stock” means shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).
“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within twelve (12) months from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the Laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder and (e) money market investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 or having portfolio assets of at least $5,000,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the failure of (a) the Parent to own and control 100% of the Capital Stock of the Borrower, (b) the General Partner to be the sole general partner of, and to Control, the Parent or (c) Noble to own, directly or indirectly, at least 50.1% of the Voting Stock of, and to Control, the General Partner.
“Closing Date” means the date on which all of the conditions precedent specified in Section 4.01 are satisfied (or waived in accordance with Section 10.01).
“Code” means the Internal Revenue Code of 1986.
“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.
“Commitment” means (a) with respect to each Lender listed on Schedule 2.01, the amount set forth opposite such Lender’s name on such Schedule and (b) with respect to any assignee which becomes a Lender pursuant to Section 10.07(b), the amount of the transferor Lender’s Commitment assigned to it pursuant to Section 10.07(b), in each case as such amount may be adjusted from time to time pursuant to this Agreement; provided that, if the context so requires, the term “Commitment” means the obligation of a Lender to extend credit up to such amount to the Borrower hereunder.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Consolidated EBITDA” means, for any period, an amount equal to (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period and without duplication, the aggregate amount of (i) Consolidated Interest Charges, (ii) Taxes based on or measured by income, profits, revenues or capital gains, (iii) depreciation and amortization expense, (iv) goodwill or other impairment charges and other non-cash charges, (v) non-recurring expenses, (vi) non-cash losses resulting from mark to market accounting of Swap Contracts, (vii) reasonable and customary out-of-pocket cash fees and expenses incurred in connection with the proposed or consummated incurrence or repayment of any Debt, Disposition, Investment or issuance of Capital Stock in a public offering (in each case in a transaction not prohibited by this Agreement), in an aggregate annual amount for all such transactions not to exceed $15,000,000 and (viii) one-time transaction expenses related to execution and delivery of this Agreement and the Transactions (or the Revolving Credit Agreement and the “Transactions” as defined therein as in effect on the Closing Date) in an aggregate amount not to exceed $35,000,000, which will be added back in the fiscal year incurred, minus (c) to the extent included in calculating such Consolidated Net Income for such period and without duplication, the aggregate amount of all non-cash items and non-recurring gains. For the purposes of calculating Consolidated EBITDA, Consolidated Net Income and the expenses and other items described above shall be adjusted with respect to the portion of Consolidated Net Income and the portion of such expenses and other items which are attributable to any non-wholly owned Subsidiaries of the Parent, to reflect only the Parent’s pro rata ownership interest in such Subsidiaries. The calculation of Consolidated EBITDA may be subject from time to time to the pro forma adjustments described in Section 1.03(c).
“Consolidated Funded Debt” means, as of any date of determination, the outstanding Debt of the Parent and its Subsidiaries on a consolidated basis, excluding Debt described in clauses (d) and (g) (but only to the extent the Debt being Guaranteed does not constitute Consolidated Funded Debt) of the definition thereof.
“Consolidated Interest Charges” means, for any period determined on a consolidated basis for the Parent and its Subsidiaries, all cash interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to interest rate Swap Contracts) for such period, in accordance with GAAP.
“Consolidated Interest Coverage Ratio” means, as of the last day of each fiscal quarter of the Parent, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day to (b) Consolidated Interest Charges for the period of four consecutive fiscal quarters ending on such day.
“Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.
“Consolidated Net Income” means, for any period, the net income of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that Consolidated Net Income shall not include (a) extraordinary gains or extraordinary losses, (b) net gains and losses in respect of dispositions of assets other than in the ordinary course of business, (c) gains or losses attributable to write-ups or write-downs of assets, including hedging and derivative activities in the ordinary course of business, (d) the cumulative effect of a change in accounting principles, all as reported in the Parent’s consolidated statement(s) of operations for the relevant period(s) prepared in accordance with GAAP, (e) the income or loss of any Person other than a Subsidiary in which the Parent or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Parent or such Subsidiary in the form of cash dividends or similar cash distributions, (f) the income or loss of, and any amounts referred to in clause (e) above paid to, any Subsidiary that is not wholly owned, directly or indirectly, by the

Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Subsidiary and (g) any undistributed net income of a Subsidiary to the extent that the ability of such Subsidiary to make Restricted Payments to the Parent or another Subsidiary is, as of the date of determination of Consolidated Net Income, restricted by its Organization Documents, any contractual obligation (other than this Agreement or any corresponding applicable provision of the Revolving Credit Agreement or any documentation governing any refinancing or replacement thereof) or any applicable Law.
“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Parent and its Subsidiaries minus the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Parent and its Subsidiaries for the most recently ended fiscal quarter, in accordance with GAAP.
“Control” has the meaning specified in the definition of “Affiliate.”
“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as Debt or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the unreimbursed amount of all drafts drawn under any letters of credit;
(c)    all obligations of such Person to pay the deferred purchase price of property or services (other than current liabilities and trade payables incurred in the ordinary course of business in connection with the purchase of goods and services which are not greater than ninety (90) days past the due date therefor or which are being contested in good faith by appropriate action and for which adequate reserves have been established in accordance with GAAP);
(d)    Debt (excluding prepaid interest thereon) of another Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements), whether or not such debt shall have been assumed by such Person or is limited in recourse;
(e)    Capital Leases;
(f)    to the extent required to be included on the Parent’s consolidated balance sheet as debt or liabilities in accordance with GAAP, Synthetic Lease Obligations; and
(g)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer (provided, however, for the avoidance of doubt, as used in this sentence “joint venturer” shall not include a limited partner in a limited partnership), unless such Debt is expressly made non-recourse to such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, at any time, an interest rate equal to (a) in the case of principal of any Loan, the interest rate then applicable to such Loan (inclusive of the Applicable Rate with respect thereto) plus two percent (2.00%) and (b) in the case of any other amount, the interest rate then applicable to Base Rate Loans (inclusive of the Applicable Rate with respect thereto) plus two percent (2.00%).
“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of the Loans required to be funded by it hereunder within two Business Days following the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days following the date when due, (b) has notified the Borrower, the Administrative Agent or any other Lender in writing, or has made a public statement to the effect, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of an Undisclosed Administration or the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such Undisclosed Administration or ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the

Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by a Loan Party (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” has the meaning specified in Section 10.07(h).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Group” means the Parent, any Subsidiary of the Parent and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414 of the Code or Section 4001(b)(i) of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period; provided that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; and provided, further, that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Rate shall be the Interpolated Rate (provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).
“Eurodollar Rate Loan” means a Loan that bears interest at a rate of interest based on the Adjusted Eurodollar Rate (excluding a Base Rate Loan bearing interest by reference to the Adjusted Eurodollar Rate by virtue of clause (c) of the definition of Base Rate).
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or other Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a Lender hereunder (other than pursuant to an assignment request by the Borrower under Section 10.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.
“Fee Letters” means each Fee Letter between the Administrative Agent and/or an Arranger, on the one hand, and the Parent and the Borrower, on the other hand, in each case dated on or prior to the Closing Date and relating to this Agreement or the credit facility established hereunder.
“Finco Subsidiary” means any wholly owned Subsidiary of the Parent or of the Borrower that (a) is formed exclusively for the purpose of co-issuing Debt with the Parent or the Borrower and (b) does not own any assets other than assets relating to its existence and rights in respect of Debt co-issued by such Subsidiary.
“Foreign Lender” means a Lender that is not a U.S. Person.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fresh Water Services Agreements” means (i) those certain Second Amended and Restated Fresh Water Services Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Fresh Water Services and updated as of March 31, 2016, and each Agreement Addendum thereto executed from time to time by Noble or its Affiliates, the Borrower and one or more of its Subsidiaries, in each case, as amended by Amendment 01 thereto, effective as of September 1, 2016 and (ii) those certain Third Amended and Restated Fresh Water Services Agreements, dated November 2, 2017, by and between Noble and, respectively, Gunnison River DevCo LP and Laramie River DevCo LP.
“Fund” has the meaning specified in Section 10.07(h).
“Funding Date” means the date, on or after the Closing Date, on which all of the conditions precedent specified in Section 4.02 are satisfied (or waived in accordance with Section 10.01).
“GAAP” means, subject to Section 1.03(b), generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gas Gathering Agreements” means those certain Second Amended and Restated Gas Gathering Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Gas Gathering Services and updated as of March 31, 2016, and each Agreement Addendum thereto executed from time to time by Noble or its Affiliates, the Borrower and one or more of its Subsidiaries, in each case, as amended by Amendment 01 thereto, effective as of September 1, 2016.
“General Partner” means Noble Midstream GP LLC, a Delaware limited liability company.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantee Agreement” means the Guarantee Agreement dated as of the Closing Date, among the Guarantors and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
“Guarantee Release Condition” means the requirement that either (a) (i) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter or fiscal year for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) exceeds $250,000,000 and (ii) the Consolidated Leverage Ratio is 3.75:1.00 or less as of the last day of such period or (b) the Parent or the Borrower has received at least one Investment Grade Rating with a stable outlook or better.

“Guarantee Release Date” means the date on which the Guarantee Release Condition has been satisfied. If clause (a) of the Guarantee Release Condition is satisfied, the Guarantee Release Date shall be the date on which the applicable financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), and if clause (b) of the Guarantee Release Condition is satisfied, the Guarantee Release Date shall be the date on which the Borrower delivers the applicable notice required by Section 6.01(h).
“Guarantors” means, collectively, the Parent, each direct or indirect wholly-owned Material Subsidiary existing on the Closing Date, any other direct or indirect wholly-owned Material Subsidiary that becomes a Guarantor pursuant to Section 6.10, and any other Subsidiary of the Borrower that is a party to the Guarantee Agreement.
“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Indemnified Liabilities” has the meaning set forth in Section 10.05(a).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 10.05(a).
“Information” has the meaning set forth in Section 10.08.
“Initial Financial Statements” means (a) the consolidated balance sheet and the related consolidated statements of operations and comprehensive income, changes in equity and cash flows of the Parent and its Subsidiaries on a consolidated basis as of and for the fiscal year ended December 31, 2017, audited by and accompanied by the opinion of KPMG LLC, independent registered public accounting firm, and (b) the consolidated balance sheet and the related statements of operations and comprehensive income, changes in equity and cash flows of the Parent and its Subsidiaries on a consolidated basis as of and for the fiscal quarter ended as of March 31, 2018.
“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the third Business Day of each January, April, July and October and the Maturity Date.
“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months or one week thereafter, or such other periods as agreed to by all of the relevant Lenders, as selected by the Borrower in its Loan Notice; provided that:
(a)    any Interest Period applicable to any Eurodollar Rate Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless (other than in the case of an Interest Period of one week) such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period (other than an Interest Period of one week) applicable to any Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (a) above, end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for Dollars that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of the Capital Stock of another Person, (b) an Acquisition or (c) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Debt of such other Person.
“Investment Grade Rating” means a Public Debt Rating of (a) a BBB- rating or higher from S&P or (b) a Baa3 rating or higher from Moody’s.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lenders” means the Persons holding a Commitment or an outstanding Loan.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“LIBOR Screen Rate” has the meaning set forth in the definition of Eurodollar Rate.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a loan.
“Loan Documents” means this Agreement, each Note, the Guarantee Agreement, the Fee Letters and each other document executed by a Loan Party which contains a provision stating that it is a “Loan Document”.
“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.
“Loan Parties” means, collectively, the Borrower, the Parent and the other Guarantors from time to time party to the Guarantee Agreement.
“Master Agreement” has the meaning set forth in the definition of Swap Contract.
“Material Adverse Effect” means (a) a material adverse change in the operations, business or financial condition of the Parent and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents, taken as a whole.
“Material Contracts” means (a) the Omnibus Agreement, (b) the Gas Gathering Agreements, (c) the Oil Gathering Agreements, (d) the Oil Treating Agreements, (e) the Produced Water Services Agreements (f) the Fresh Water Services Agreements, and (g) any other documents, agreements or instruments entered into between Noble or its Affiliates, on the one hand, and any Loan Party or Subsidiary, on the other hand, which, if breached, terminated or cancelled, could reasonably be expected to have a Material Adverse Effect.
“Material Debt” means Debt (other than the Loans) of the Parent and its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding the Threshold Amount.
“Material Disposition” means the Disposition by any Person, in a single transaction or in a series of related transactions, of either (a) property or assets constituting a business unit or division of such Person to another Person or (b) a majority or greater of the Voting Stock of a Subsidiary of such Person to another Person, in each case whether or not involving a merger or consolidation with such other Person.
“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of the Threshold Amount.
“Material Subsidiary” means any direct or indirect domestic Subsidiary of the Parent for which (a) its assets and the assets of its consolidated Subsidiaries comprise more than 5% of the assets of the Parent and its Subsidiaries on a consolidated basis, or (b) its revenue and the revenue of its consolidated Subsidiaries comprise more than 5% of the revenue of the Parent and its Subsidiaries on a consolidated basis, in each case determined on a consolidated basis in accordance with GAAP as of the end of or for the most recent fiscal year.
“Materials” has the meaning specified in Section 6.01.
“Maturity Date” means the date that is the three-year anniversary of the Closing Date.
“Midstream Drop Down Acquisition” means the acquisition by any Loan Party or one or more of its Subsidiaries, in a single transaction or in a series of related transactions, of property or assets from Noble or its other Subsidiaries; provided that (a) such acquisition shall be made for fair value (as reasonably determined by the chief financial officer, chief accounting officer or chief executive officer of the Parent) and (b) such acquisition is otherwise on terms and conditions that are fair and reasonable to the Loan Parties and their Subsidiaries (as reasonably determined by the chief financial officer, chief accounting officer or chief executive officer of the Parent), taking into account the totality of the relationship between the Parent and its Subsidiaries, on the one hand, and Noble and its other Subsidiaries, on the other.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions, or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Noble” means Noble Energy, Inc., a Delaware corporation.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of each Lender or all directly affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate of such Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Oil Gathering Agreements” means (i) those certain Second Amended and Restated Crude Oil Gathering Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Crude Oil Gathering Services and updated as of March 31, 2016, and each Agreement Addendum thereto executed from time to time by Noble or its Affiliates, the Borrower and one or more of its Subsidiaries, in each case, as amended by Amendment 01 thereto, effective as of September 1, 2016, and (ii) those certain Third Amended and Restated Crude Oil Gathering Agreements, dated November 2, 2017, by and between Noble and, respectively, Gunnison River DevCo LP and Laramie River DevCo LP.
“Oil Treating Agreements” means those certain Third Amended and Restated Crude Oil Treating Agreements, dated effective as of March 31, 2016, consisting of the Third Amended and Restated Agreement Terms and Conditions Relating to Crude Oil Treating Services and updated as of March 31, 2016, and each Agreement Addendum thereto executed from time to time by Noble or its Affiliates, the Borrower and one or more of its Subsidiaries.
“Omnibus Agreement” means the Omnibus Agreement dated as of September 20, 2016, by and between Noble, Borrower and the other parties named therein.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.16).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” has the meaning specified in the introductory paragraph hereto.
“Participant” has the meaning specified in Section 10.07(d).
“Participant Register” has the meaning specified in Section 10.07(d).
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Parent, effective as of September 20, 2016, as modified from time to time in a manner not prohibited by this Agreement.
“Patriot Act” has the meaning set specified in Section 10.20.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any member of the ERISA Group and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means at any time an employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Platform” has the meaning set forth in Section 6.01.
“Prime Rate” means the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published from time to time by the FRB in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent).
“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment or Loan of such Lender at such time and the denominator of which is the sum of all Commitments or Loans at such time. When a Defaulting Lender shall exist, “Pro Rata Share” shall be calculated without including any Defaulting Lender’s Commitment or Loans.
“Produced Water Services Agreements” means (i) those certain Second Amended and Restated Produced Water Services Agreements, dated effective as of March 31, 2016, consisting of the Second Amended and Restated Agreement Terms and Conditions Relating to Produced Water Services and updated as of March 31, 2016, and each Agreement Addendum thereto executed from time to time by Noble or its Affiliates, the Borrower and one or more of its Subsidiaries, in each case, as amended by Amendment 01 thereto, effective as of September 1, 2016, and (ii) those certain Third Amended and Restated Produced Water Services Agreements, dated November 2, 2017, by and between Noble and, respectively, Gunnison River DevCo LP and Laramie River DevCo LP.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Debt Ratings” means a rating by S&P and/or Moody’s of the Parent’s or Borrower’s long-term senior unsecured non-credit enhanced debt for borrowed money.
“Qualified Acquisition” means an Acquisition or an Investment in any Subsidiary (other than in the ordinary course of business) by the Parent or any Subsidiary, the aggregate purchase price for which, when combined with the aggregate purchase price for all other Acquisitions or such Investments by the Parent or any Subsidiary over the trailing twelve (12) month period, is greater than or equal to $25,000,000.
“Qualified Acquisition Period” means the period beginning on the date the Parent or any Subsidiary consummates a Qualified Acquisition and ending on the last day of the second full fiscal quarter following the fiscal quarter in which such Qualified Acquisition occurred.
“Qualified Project” means the construction or expansion of any capital project of the Parent or any of its Subsidiaries, the aggregate capital cost of which exceeds $20,000,000.
“Qualified Project EBITDA Adjustments” shall mean, with respect to each Qualified Project:
(a)    prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount (determined by the Parent in good faith in a commercially reasonable manner and certified by the chief financial officer of the General Partner, on behalf of the Parent, and approved by the Administrative Agent) equal to the projected Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for the first twelve (12) month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer commitments and related contracts in connection with such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date and other reasonable factors approved by the Administrative Agent), which may, at the Parent’s option, be added to actual Consolidated EBITDA for the Parent and its Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and
(b)    thereafter, actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount determined in accordance with clause (a) above with respect to such Qualified Project for the fiscal quarters constituting the balance of the full four fiscal quarter period following such Commercial Operation Date; provided that, in the event the actual Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by Administrative Agent pursuant to clause (a) above for such fiscal quarter, the projected

Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in clause (a) above, such amount to be approved by the Administrative Agent, which may, at the Parent’s option, be added to actual Consolidated EBITDA for the Parent and its Subsidiaries for such fiscal quarters.
Notwithstanding the foregoing:
(A)    no such additions shall be allowed with respect to any Qualified Project unless:
(1)    not later than 30 days (or such shorter time as the Administrative Agent may agree in its sole discretion) prior to the delivery of any certificate required by Section 6.01(c) to the extent Qualified Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.02 as of the end of the applicable fiscal quarter covered by such certificate, the Parent shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Parent and its Subsidiaries attributable to such Qualified Project; and
(2)    prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent;
(B)    the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Parent and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments); and
(C)    for the avoidance of doubt, the foregoing Consolidated EBITDA adjustments shall be adjusted with respect to the portion of Consolidated EBITDA which would be attributable to any non-wholly owned Subsidiaries of the Parent to reflect only the Parent’s pro rata ownership interest in such Subsidiaries.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Register” has the meaning set forth in Section 10.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate greater than 50% of the Commitments or Loans of all Lenders at such time; provided that the

Commitment of, and the Loans held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means, with respect to any Person, the chief executive officer, president, executive vice president, senior vice president, chief financial officer, principal accounting officer, treasurer or assistant treasurer of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Responsible Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual. Any document delivered hereunder on behalf of the Parent may be signed by a Responsible Officer of the General Partner, on behalf of the Parent.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to Capital Stock of a Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or assets for any of the foregoing.
“Revolving Credit Agreement” means the Credit Agreement dated as of September 20, 2016, as amended and restated as of March 9, 2018, among the Borrower, the Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“Sale and Leaseback Transaction” means any arrangement relating to property owned by the Parent or any of its Subsidiaries whereby the Parent or such Subsidiary sells or transfers any property to any Person and thereafter rents or leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, from such Person or its Affiliates.
“Sanctioned Country” means, at any time, a country, region or territory which itself is, or whose government is, the subject or target of any Sanctions (as of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, Global Affairs Canada, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons, in each case, to the extent dealings are prohibited or restricted with such Person under Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the Government of Canada, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom.
“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, futures contracts traded on or subject to the rules of a designated contract market, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, any North American Energy Standard Board Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon the average of at least two mid-market or other readily available commercially reasonable quotations provided by any leading dealer in such Swap Contracts (one of which may be a Lender or an Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Threshold Amount” means the greater of (a) $70,000,000 or (b) 10% of the Aggregate Commitment (as defined in the Revolving Credit Agreement or the documentation governing any refinancing or replacement thereof); provided that such amount shall not exceed $100,000,000.
“Transactions” means, collectively, (a) the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof and (b) the payment of fees and expenses in connection with the foregoing.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Undisclosed Administration” means, with respect to any Lender or its direct or indirect parent company, the appointment of an administrator or other similar supervisory official by a supervisory authority or regulator pursuant to the law of the country where such Lender or parent company, as applicable, is subject to home jurisdiction supervision if the applicable law of such country requires that such appointment not be publicly disclosed (and such appointment has not been publicly disclosed).
“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(f).
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors (or similar governing body) of such Person.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    (i)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(ii)    The term “including” is by way of example and not limitation.
(iii)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(iv)    The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(v)    Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein).
(vi)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent, the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Parent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, (A) GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modifications or interpretive changes thereto that may occur thereafter, and (B) all terms of an accounting or financial nature used herein shall be construed without giving effect to (1) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations)

to value any Debt at “fair value”, as defined therein, and (2) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.
(c)    Calculations. Notwithstanding anything in this Agreement to the contrary:
(i)    For purposes of calculating compliance with the financial covenants set forth in Section 7.02, with respect to all Acquisitions, Investments in Subsidiaries and Material Dispositions, Consolidated EBITDA, Consolidated Interest Charges and Consolidated Funded Debt with respect to such newly acquired or Disposed assets shall be calculated on a pro forma basis as if such Acquisition, Investment or Material Disposition had occurred at the beginning of the applicable twelve month period of determination.
(ii)    For purposes of calculating compliance with the financial covenants set forth in Section 7.02, Consolidated EBITDA may include, at the Parent’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof.
1.04    Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II

THE COMMITMENTS AND BORROWINGS
2.01    The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Loan to the Borrower, in Dollars, on the Funding Date in an aggregate principal amount not to exceed the amount of such Lender’s Commitment. No portion of any Loan that is repaid or prepaid may be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s delivery to the Administrative Agent of an irrevocable written Loan Notice, appropriately completed and signed by or on behalf of the Borrower, which may be delivered by e-mail (to AgencyAdministration@tdsecurities.com) or facsimile. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans. Each Borrowing and each conversion or continuation of Loans shall be in an aggregate principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice with respect to a Borrowing or, with respect to any outstanding Eurodollar Rate Loans, if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Loan Notice with respect to a Borrowing, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Lender shall make the amount of the applicable Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction (or waiver in accordance with Section 10.01) of the conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent (or its applicable Affiliate) with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.

During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The determination of the Adjusted Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 (ten) Interest Periods in effect with respect to Eurodollar Rate Loans.
2.03    [Reserved].
2.04    [Reserved].
2.05    Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Loans; (b) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, and (c) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify (x) the date and amount of such prepayment and (y) the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment of all outstanding Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked, subject to Section 3.05, by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of Eurodollar Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans in accordance with the Lenders’ Pro Rata Shares.
2.06    Termination of Commitments. The Commitment of each Lender will terminate at 5:00 p.m. on August 10, 2018 or, if earlier, immediately following the making of its Loan on the Funding Date.
2.07    Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.08    Interest.
(a)    Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    While any Event of Default exists, the Borrower shall (i) automatically, in the case of an Event of Default under any of Section 8.01(a), 8.01(f) or 8.01(g), or (ii) upon the request of the Required Lenders, in the case of any other Event of Default, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum equal to the Default Rate, in each case to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. The Borrower shall pay to the Administrative Agent and/or the Lenders, as applicable, such fees as may be set forth herein or as shall have been separately agreed upon in writing (including pursuant to the Fee Letters) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Parent or the Required Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders (or former Lenders), promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
2.11    Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the Register and the corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and record thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.
2.12    Payments Generally.
(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein; provided that payments pursuant to Sections 3.01, 3.04, 3.05, 9.05, 10.04 and 10.05 shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue.
(b)    If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c)    (i)    Unless the Borrower has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then each of the Lenders shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
(i)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.
(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or make its payment under Section 9.05.
(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, without interest thereon; provided, further, that the provisions of this Section 2.13 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent, the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.13 shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
2.14    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Defined Terms. For purposes of this Section 3.01, the term “Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(b)), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties, jointly and severally, shall indemnify each Recipient, within ten (10) days after receipt by the Borrower of demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, accompanied by the calculations by which such determination was made by such Lender, shall be conclusive absent manifest error.
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders.
(i)    Any Lender (which solely for purposes of this Section 3.01(f) shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    properly completed and executed originals of IRS Form W‑8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the

Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is neither a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, nor a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form);
(4)    properly completed and executed originals of IRS Form W-8EXP claiming an exemption from withholding Tax; or
(5)    to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Law (including as prescribed by

Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.01(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Indemnification of the Administrative Agent. Each Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(h). The agreements in this Section 3.01(h) shall survive the resignation and/or replacement of the Administrative Agent.
(i)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.02    Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
3.03    Inability to Determine Rates.
(a)    In connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the Adjusted Eurodollar Rate for such Interest Period with respect to a proposed Eurodollar Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Adjusted Eurodollar Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of, or conversion to, Base Rate Loans in the amount specified therein.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.03(a)(i) or 3.03(a)(ii) have arisen (including because the LIBOR Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 3.03(a)(i) or 3.03(a)(ii) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within 10 Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.03(b) (but, in the case of the circumstances described in clause (ii) above, only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), any Loan Notice that requests the conversion to or continuation of Eurodollar Rate Loans shall be ineffective.
3.04    Increased Cost and Reduced Return; Capital Adequacy and Liquidity.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan) or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law regarding capital adequacy or liquidity, or compliance by such Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital of such Lender (or any holding company of such Lender) as a consequence of this Agreement or the obligations of such Lender hereunder (taking into consideration its and its holding company’s, if any, policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital) then, from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender (or the applicable holding company of such Lender) for such reduction.
(c)    A certificate of a Lender or such other Recipient setting forth the Change in Law giving rise to a claim for compensation under Section 3.04(a) or 3.04(b), the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in Section 3.04(a) or 3.04(b) (including an explanation in reasonable detail of the manner in which such amount or amounts was determined) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or any other Recipient to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or any other Recipient pursuant to this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such other Recipient notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of its intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment of principal or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower (even if permitted to revoke such notice); or
(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan (excluding loss of anticipated profits) or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Adjusted Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06    Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
3.07    Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder (including, if requested by the Borrower, an explanation in reasonable detail of the manner in which such amount or amounts was determined) shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
3.08    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all Loans and other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT
4.01    Conditions Precedent to Closing Date. This Agreement and the Commitments of the Lenders hereunder shall become effective upon the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:
(a)    The Administrative Agent shall have executed this Agreement and shall have received from the Borrower, the Parent and each of the Lenders either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic transmission) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have executed the Guarantee Agreement and shall have received from each Loan Party either (i) a counterpart of the Guarantee Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or electronic transmission) that such party has signed a counterpart of the Guarantee Agreement.
(c)    The Administrative Agent shall have received:
(i)    a certificate of a Responsible Officer of (A) each Loan Party (or of the general partner or sole member of such Loan Party) certifying as to the incumbency and genuineness of the signature of each Responsible Officer, secretary and assistant secretary of such Loan Party (or the general partner or sole member of such Loan Party) executing the Loan Documents to which such Loan Party is a party and certifying that attached thereto is a true, correct and complete copy of (1) the certificate or articles of limited partnership, formation or incorporation, as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, (2) the limited partnership agreement, operating agreement, bylaws or other governing document, as applicable, of such Loan Party as in effect on the Closing Date and (3) resolutions duly adopted by the general partner, board of directors or other governing body, as applicable, of such Loan Party authorizing and approving the Transactions and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (B) the General Partner, certifying that attached thereto is a true, correct and complete copy of the certificate of organization of the General Partner and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization;
(ii)    a certificate of a Responsible Officer of the General Partner, on behalf of the Parent, certifying as to the satisfaction of the conditions set forth in paragraphs (f) and (g) of this Section 4.01; and

(iii)    certificates as of a recent date setting forth the good standing of each Loan Party under the laws of its jurisdiction of organization.
(d)    The Administrative Agent shall have received an opinion of Vinson & Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in each case as to such customary matters regarding the Loan Parties, the Transactions and this Agreement and in such form as the Administrative Agent may reasonably request.
(e)    The Parent and the Borrower shall have provided to the Administrative Agent and the Lenders, to the extent requested at least three Business Days prior to the Closing Date, with respect to the Parent, the Borrower and the other Loan Parties, (i) the documentation and other information requested by the Administrative Agent and any Lender in order to comply with the requirements of the Patriot Act, (ii) the documentation and other information requested by the Administrative Agent in order to comply with all “know your customer” requirements and (iii) all anti-money laundering documentation reasonably requested by the Administrative Agent or any Lender.
(f)    The representations and warranties of each Loan Party set forth in Article V and in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Closing Date (or, if such representation speaks as of an earlier date, as of such earlier date).
(g)    On the Closing Date, immediately after giving effect to the Transactions occurring on such date, no Default or Event of Default shall exist or would result therefrom.
4.02    Conditions Precedent to Funding Date. The obligation of each Lender to make a Loan pursuant to its Commitment hereunder shall be subject to the occurrence of the Closing Date and the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:
(a)    The representations and warranties of each Loan Party set forth in Article V and in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Funding Date (or, if such representation speaks as of an earlier date, as of such earlier date).
(b)    On the Funding Date, immediately after giving effect to the Transactions occurring on such date (including the borrowing of Loans hereunder), no Default or Event of Default shall exist or would result therefrom.
(c)    The Administrative Agent shall have received a certificate signed by the chief financial officer of the General Partner or another Responsible Officer of the General Partner primarily responsible for the financial affairs of the Parent, on behalf of the Parent, certifying that on and as of the Funding Date, after giving effect to the Transactions occurring on the Funding Date, the Parent and its Subsidiaries are Solvent on a consolidated basis.

(d)    The Administrative Agent shall have received from the Borrower payment of all fees required to be paid by the Borrower on or prior to the Funding Date in connection with the Transactions or the Loan Documents.
(e)    The Administrative Agent shall have received from the Borrower payment of all expenses (including Attorney Costs) required to be paid by the Borrower in connection with the Transactions or the Loan Documents and for which invoices have been presented at least one Business Day prior to the Funding Date.
(f)    The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
Any Loan Notice submitted by the Borrower pursuant to this Section 4.02 shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the Funding Date.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Parent and the Borrower represent and warrant to the Lenders as of each of the Closing Date and the Funding Date that:
5.01    Corporate Existence and Power. The General Partner is the sole general partner of the Parent. Each Loan Party and each Subsidiary is a corporation, partnership or limited liability company duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all organizational powers and all material Authorizations required to carry on its business as now conducted. Each Loan Party and each Subsidiary is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.02    Corporate and Governmental Authorization; No Contravention; No Default. The Transactions, including the Borrower’s incurrence of Debt hereunder, and the execution, delivery and performance by the Loan Parties of each Loan Document to which such Person is a party, (a) are within the corporate or other organizational powers of such Person, (a) have been duly authorized by all necessary corporate or other organizational action, (a) require no action by or in respect of, or filing with, any Governmental Authority (except such as has been obtained and any reports required to be filed by such Person with the SEC), (a) do not contravene, or constitute a default under, (i) any provision of applicable law or regulation or of any Organization Documents of such Person or (i) any material agreement (including the Revolving Credit Agreement), judgment, injunction, order, decree or other instrument binding upon the Parent or any of its Subsidiaries, or result in the creation or imposition of any Lien on any asset of such Person or any of its Subsidiaries that is not permitted hereunder. No Default or Event of Default has occurred and is continuing or would result from the consummation of the Transactions, the transactions contemplated by this Agreement or any other Loan Document.

5.03    Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a valid and binding obligation of each Loan Party that is party thereto, in each case, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.
5.04    Financial Information.
(a)    The Initial Financial Statements (i) present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its Subsidiaries on a consolidated basis as of the dates and for the periods covered thereby in conformity with GAAP (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes) and (i) show, to the extent required by GAAP and together with all footnotes to such financial statements, all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for material Taxes, material commitments and Debt.
(b)    The financial information delivered to the Lenders pursuant to Sections 6.01(a) and 6.01(b) (i) fairly presents, in all material respects, in conformity with GAAP, the consolidated financial position of the Parent and its Subsidiaries as of such date and their consolidated results of operations and cash flows for the period covered thereby (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes), and (i) shows, to the extent required by GAAP and together with all footnotes to such financial statements, all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for material Taxes, material commitments and Debt.
(c)    Since December 31, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.05    Litigation. There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Parent or the Borrower, threatened against or affecting, the Parent or any of its Subsidiaries before any Governmental Authority (a) relating to this Agreement or the Transactions or (b) which could reasonably be expected to have a Material Adverse Effect.
5.06    Compliance with ERISA.
(a)    Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standards under the Pension Funding Rules, (i) failed to make any material contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (i) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.
(b)    None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).
5.07    Environmental Matters. In the ordinary course of its business, the Parent conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Parent or any of its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any Authorizations, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Parent has concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, could not reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has failed to comply with any Environmental Laws or to obtain any obtain, maintain or comply with any Authorization under any Environmental Laws, except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.08    Taxes. The Parent and its Subsidiaries have properly and timely filed all United States Federal and all other material Tax returns which are required to have been filed by them, and have paid all material Taxes due and payable by them pursuant to such returns or pursuant to any material assessment received by the Parent and its Subsidiaries (other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case, for which adequate reserves and provisions for Taxes have been made on the books of the applicable Person). The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of material Taxes or other material governmental charges are, in the reasonable opinion of the Parent, adequate.
5.09    Subsidiaries. Set forth on Schedule 5.09 is a complete and accurate list as of the Closing Date of each of the Parent’s Subsidiaries, together with its jurisdiction of formation and the Parent’s direct or indirect percentage ownership therein.
5.10    Regulatory Restrictions on Borrowing; Margin Regulations.
(a)    None of the Parent, any Person Controlling the Parent, the Borrower or any Subsidiary of the Parent is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(b)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying margin stock. No part of the proceeds of any Loans will be used for any purpose which violates the provisions of Regulations T, U or X of the FRB.
5.11    Full Disclosure. No statement, information, report, representation or warranty (collectively, the “Information”) made by any Loan Party in any Loan Document or furnished to the Administrative Agent or any Lender in writing by or on behalf of any Loan Party in connection with any Loan Document (as modified or supplemented by other Information so furnished), taken as a whole, contains, as of the date such Information was furnished (or, if such Information expressly relates to a specific date, as of such specific date) any untrue statement of a material fact or omits, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.
5.12    Compliance with Laws. The Parent and each of its Subsidiaries is in compliance with all Laws applicable to it or to its properties (including, without limitation, the Code), except where (a) such failure to comply could not have or be reasonably expected to have a Material Adverse Effect or (b) the necessity or fact of compliance therewith is being contested in good faith by appropriate proceedings and the failure to comply during such time could not have or be reasonably expected to have a Material Adverse Effect.
5.13    Ownership of Property; No Liens; Insurance. Each of the Parent and its Subsidiaries have good record and indefeasible title in fee simple to, or valid leasehold interests in, or a valid easement estate in, all real property, and good title to all material personal property, in each case necessary or used in the ordinary conduct of its business, except for defects that, individually or in the aggregate, (a) do not materially interfere with the ordinary conduct of its business or (b) could not reasonably be expected to result in a Material Adverse Effect. None of such property is subject to any Lien, except for Liens permitted by Section 7.01. The Parent and each of its Subsidiaries are insured in the manner required pursuant to Section 6.03(b).
5.14    Solvency. The Parent and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transactions will be, Solvent.
5.15    Patriot Act. Each of the Parent, the Borrower and their respective Subsidiaries are in compliance in all material respects with the material provisions of the Patriot Act, and each such Person has provided to the Administrative Agent and the Lenders all information related to it (including but not limited to its name, address and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent that is required by the Patriot Act to be obtained by the Administrative Agent or any Lender.
5.16    Anti-Corruption Laws and Sanctions. The Parent has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and each such Person’s directors, officers, employees and agents with Anti-

Corruption Laws and applicable Sanctions (and such policies and procedures are applicable to such directors, officers, employees and agents of Noble and its other Subsidiaries that serve as the directors, officers, employees and agents of, or are seconded to, the Parent, the Borrower and their respective Subsidiaries), and the Parent, the Borrower, their respective Subsidiaries and each such Person’s officers and employees (or, as applicable, the officers and employees of Noble or its other Subsidiaries, that serve as the officers and employees of, or are seconded to, the Parent, the Borrower and their respective Subsidiaries), and to the knowledge of the Parent and the Borrower, any director and agent of the Parent, the Borrower and their respective Subsidiaries (or, as applicable, the directors and agents of Noble and its other Subsidiaries that serve as the directors and agents of the Parent, the Borrower and their respective Subsidiaries), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent, the Borrower or their respective Subsidiaries, or to the knowledge of the Parent or the Borrower, any of their respective directors, officers or employees (or, as applicable, the directors, officers and employees of Noble and its other Subsidiaries that serve as the directors, officers and employees of, or are seconded to, the Parent, the Borrower and their respective Subsidiaries) or (a) to the knowledge of the Parent or the Borrower, any agent of the Parent, the Borrower and their respective Subsidiaries (or, as applicable, any agent of Noble and its other Subsidiaries that serves as an agent of the Parent, the Borrower and their respective Subsidiaries) that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or use of proceeds therefrom will violate Anti-Corruption Laws or applicable Sanctions.
5.17    Material Contracts. Each Material Contract has been duly executed and delivered by each Loan Party and each Subsidiary party thereto and constitutes the legal, valid and binding obligation of each Loan Party and each Subsidiary party thereto, enforceable in accordance with its terms, except as enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by moratorium laws from time to time in effect. The Parent and each of its Subsidiaries is, and, to the knowledge of the Parent, Noble and its Subsidiaries are, in compliance with each Material Contract and no defaults exist thereunder, except where such non-compliance or such defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.18    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE VI

AFFIRMATIVE COVENANTS
The Parent and the Borrower agree and covenant that so long as any Lender has any Commitment or any Loan or other Obligation payable hereunder remains unpaid:
6.01    Information; Notices of Material Events. The Parent and/or the Borrower, as applicable, will deliver to the Administrative Agent and each Lender:
(a)    as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and changes in equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail (and which shall include, for the avoidance of doubt, a reconciliation of the net income and EBITDA attributable to the non-controlling interest in any Subsidiary that is not wholly-owned by the Loan Parties, in each case in the same or similar manner as set forth in the Initial Financial Statements or otherwise reasonably acceptable to the Administrative Agent) and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing selected by the Parent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
(b)    as soon as available, and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and the related consolidated statement of operations for such quarter and for the portion of the Parent’s fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for such portion of the Parent’s fiscal year, setting forth in the case of such statements of operations and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Parent’s previous fiscal year (and which shall include, for the avoidance of doubt, a reconciliation of the net income and EBITDA attributable to the non-controlling interest in any Subsidiary that is not wholly-owned by the Loan Parties, in each case in the same or similar manner as set forth in the Initial Financial Statements or otherwise reasonably acceptable to the Administrative Agent), all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer of the General Partner, on behalf of the Parent;
(c)    on or before the applicable date on which the related financial certificates are required to be delivered pursuant to clause (a) or (b) above, a completed Compliance Certificate executed by a Responsible Officer of the General Partner, on behalf of the Parent, including a complete and accurate list, as of the last day of the period covered by such financial statements, of each of the Parent’s Subsidiaries, together with its jurisdiction of formation and the Parent’s direct or indirect percentage ownership therein and, until the Guarantee Release Date, whether it is a Material Subsidiary;
(d)    promptly (and in any event within five (5) Business Days) after any officer of the General Partner, on behalf of the Parent, or any officer of the Borrower or any other Loan Party obtains actual knowledge of (i) any Default, if such Default is then continuing, and (i) any other event, circumstance or development (including any environmental matters and/or litigation or governmental proceedings pending against the Parent and its Subsidiaries) that would reasonably be expected to result in a Material Adverse Effect, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and, in the case of clause (i) above, the action which the Parent and/or the Borrower is taking or proposes to take with respect thereto;
(e)    promptly upon the mailing thereof to the unitholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

(f)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Parent shall have filed with the SEC;
(g)    if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (i) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is insolvent or has been terminated, a copy of such notice; (i) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (i) applies for a waiver of the minimum funding standard under the Pension Funding Rules, a copy of such application; (i) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (i) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (i) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the General Partner, on behalf of the Parent, setting forth details as to such occurrence and action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take; or (i) determines that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, a certification of funding status from the enrolled actuary for the Pension Plan, which in the case of each of clauses (i), (ii), (iii) and (viii) above, could cause one or more members of the ERISA Group to incur liability;
(h)    promptly upon any announcement by S&P or Moody’s of any issuance of or change in a Public Debt Rating of the Parent, notice of such issuance or change;
(i)    promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and
(j)    from time to time, such additional information regarding the financial position or business of the Parent and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.
Documents required to be delivered pursuant to Section 6.01(a), (b), (e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) (A) on which the Parent posts such documents, or provides a link thereto, on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (B) on which such documents are posted on the Parent’s or the Borrower’s behalf on IntraLinks or another similar electronic system (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and (ii) on which the Borrower notifies (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents; provided that the Borrower shall deliver paper copies or soft copies (by electronic mail) of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies or soft copies. Information required to be delivered pursuant to this Section 6.01 may also be delivered by facsimile or electronic mail pursuant to procedures approved by the Administrative Agent. Except for Compliance Certificates required by Section 6.01(c), the Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrower with any request for delivery of such documents, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower or the Parent hereunder (collectively, “Materials”) by posting the Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, its Subsidiaries or their respective securities for purposes of United States Federal and state securities Laws) (each, a “Public Lender”). The Parent and the Borrower hereby agree that (w) all Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Materials “PUBLIC,” the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Materials as not containing any material non-public information with respect to the Parent, its Subsidiaries or their respective securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
6.02    Payment of Taxes and Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge its material obligations, including material Tax liabilities, before the same shall become delinquent, except where the validity or amount thereof is being contested in good faith by appropriate proceedings, and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
6.03    Maintenance of Property; Insurance.
(a)    Each Loan Party will keep, and will cause each of its Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)    Each Loan Party will, and will cause each of its Subsidiaries to, maintain or caused to be maintained with insurance companies that are rated (or whose reinsurers are rated) “A-VII” or better by A.M. Best Company or “BBB-” or better by S&P or an equivalent rating from another recognized rating agency, insurance with respect to their respective properties and business in at least such amounts, against at least such risks and with such risk retention as are customarily maintained, insured against or retained, as the case may be, by companies engaged in a similar business, to the extent available at the time in question on commercially reasonable terms; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
6.04    Conduct of Business and Maintenance of Existence. Each Loan Party will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, their respective legal existence and good standing under the Laws of the jurisdiction of its organization and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 6.04 shall prohibit a transaction permitted pursuant to Section 7.05.
6.05    Compliance with Laws. Each Loan Party will comply, and will cause each of its Subsidiaries to comply, in all material respects with all applicable material Laws and requirements of Governmental Authorities (including, without limitation, Environmental Laws, the Patriot Act and ERISA and the rules and regulations thereunder) except where the necessity or fact of compliance therewith is being contested in good faith by appropriate proceedings or could not reasonably be expected to result in a Material Adverse Effect. The Parent will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions (and such policies and procedures will be applicable to such directors, officers, employees and agents of Noble or its other Subsidiaries that serve as the directors, officers, employees and agents of, or are seconded to, the Parent and its Subsidiaries).
6.06    Inspection of Property, Books and Records. Each Loan Party will keep, and will cause its Subsidiaries to keep, proper books of record and account in which full, true and correct, in all material respects, entries shall be made of all dealings and transactions in relation to its business and activities to the extent required by GAAP or applicable Law; and will permit, and will cause each of its respective Subsidiaries to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided, however, that if an Event of Default has occurred and is continuing, any visit and inspection by a Lender shall be at the sole expense of the Borrower.
6.07    Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Loan Parties (a) to pay fees and expenses in connection with the Transactions and (b) for working capital, capital expenditures, Acquisitions, dividends, distributions, unit repurchases and other lawful corporate, limited liability company or partnership purposes of the Parent and its Subsidiaries.
6.08    Governmental Approvals and Filings. Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain in full force and effect all action by or in respect of, or filing with, any Governmental Authority necessary in connection with (a) the execution and delivery of this Agreement, or any Note issued hereunder by the Borrower, (a) the consummation of the Transactions, (a) the performance of or compliance with the terms and conditions hereof or thereof by the Parent and its Subsidiaries, or (a) any other actions required to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.
6.09    Material Contracts. Each Loan Party will, and will cause each of its Subsidiaries to, perform and observe all the terms and provisions of, and comply with, each Material Contract to be performed or observed by it, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to enforce its rights and remedies under the Material Contracts (other than with respect to immaterial notice and information rights the non-enforcement of which the Loan Parties and their Subsidiaries determine in good faith do not have an adverse effect on their ordinary course of business), including rights with respect to indemnities, cost reimbursements and purchase price adjustments, in a manner consistent with that, and to the same extent that, it would do so in an arms’-length transaction with an unrelated third party.
6.10    Guarantee Matters.
(a)    Within thirty (30) days (or such longer period as the Administrative Agent may agree in writing) after the acquisition or formation of any wholly-owned Material Subsidiary (or upon a wholly-owned non-Material Subsidiary becoming a Material Subsidiary), the Parent shall cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a joinder to the Guarantee Agreement and (i) deliver to the Administrative Agent (A) documents of the types referred to in Sections 4.01(c)(i) and 4.01(c)(iii) and (A) favorable opinions of counsel to such Person (which, as to certain matters as agreed to by the Administrative Agent, may be internal counsel and which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, no non-wholly-owned Material Subsidiary existing on or after the Closing Date shall be required to become a Guarantor hereunder until such time as such Subsidiary becomes a wholly-owned Material Subsidiary.
(b)    If any Subsidiary that is not already a Loan Party guarantees any Debt of the Borrower or the Parent, then that Subsidiary shall become a guarantor of the Obligations and shall deliver a joinder to the Guarantee Agreement to the Administrative Agent within ten (10) Business Days of the date on which it guaranteed such Debt, together with such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)    On and after the Guarantee Release Date, the Loan Parties shall not be required to comply with the requirements of Section 6.10(a) and each Guarantor that is a Material Subsidiary shall be automatically released from its obligations under the Guarantee Agreement; provided that (i) no Default or Event of Default has occurred and is continuing or would result from such release, (ii) such Guarantor is not then a guarantor of any other Debt of the Borrower or the Parent, and (iii) the Borrower shall have delivered to the Administrative Agent a certificate, executed by a Responsible Officer of the Borrower, confirming that the conditions to release set forth in this Section have been satisfied.
(d)    If the conditions set forth Section 6.10(b) requiring such Subsidiary to be a Guarantor no longer exist (other than on account of a release of such Subsidiary from its guarantee of the applicable other Debt upon payment by such Subsidiary thereon), then such Subsidiary shall be automatically released from its obligations under the Guarantee Agreement; provided that (i) no Default or Event of Default has occurred and is continuing or would result from such release and (ii) the Borrower shall have delivered to the Administrative Agent a certificate, executed by a Responsible Officer of the Borrower, confirming that the conditions to release set forth in this Section have been satisfied.
(e)    In connection with any release pursuant to this Section, the Administrative Agent is hereby authorized to execute and deliver, and agrees to promptly execute and deliver, such documents as the Borrower shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
6.11    Subsidiaries. With respect to each non-wholly owned direct or indirect Subsidiary of the Parent: (a) to the extent such Subsidiary is a limited partnership, 100% of the general partnership interests in such Subsidiary shall be directly owned by the Parent or a wholly-owned Subsidiary of the Parent and (b) in all cases, the Parent or a wholly-owned Subsidiary of the Parent shall Control such Subsidiary.
ARTICLE VII

NEGATIVE COVENANTS
The Parent and the Borrower agree and covenant that so long as any Lender has any Commitment or any Loan or other Obligation payable hereunder remains unpaid:
7.01    Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)    Liens (other than Liens imposed under ERISA) for Taxes, assessments or governmental charges or levies not past due for more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)    Liens of landlords (other than to secure Debt) and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not past due for more than 60 days or, if delinquent, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
(c)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(d)    Liens to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations (other than Liens imposed by ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature (other than obligations under Swap Contracts) incurred in the ordinary course of business;
(e)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries;
(f)    any easement, exceptions or reservations in any property or assets granted or reserved for the purpose of pipelines, roads, the removal of oil, gas or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment that are incidental to, and do not materially interfere with the ordinary conduct of business of any Loan Party or any of its Subsidiaries;
(g)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(h)    leases or subleases granted to others not interfering in any material respect with the ordinary course of the business of any Loan Party or any of its Subsidiaries;
(i)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement, including, without limitation, operating leases;
(j)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(k)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(l)    Liens of sellers of goods to the Parent and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(m)    Liens, if any, in favor of the administrative agent under the Revolving Credit Agreement (or a refinancing or replacement thereof) on cash collateral delivered pursuant to Section 2.14(a) of the Revolving Credit Agreement as in effect on the Closing Date (or any comparable provisions);
(n)    Liens created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered into in the ordinary course of business; provided that such Liens do not secure Debt;
(o)    rights of first refusal entered into in the ordinary course of business;
(p)    Liens consisting of (i) any rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Parent or any Subsidiary or to use such property, (i) any obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (i) any zoning laws, ordinances or municipal regulations;
(q)    Liens on cash margin collateral, deposits or securities required by any Person with whom the Parent or any of its Subsidiaries enters into a Swap Contract, to the extent such Swap Contract is entered into in accordance with Section 7.12; provided that the aggregate value of cash and other assets subject to such Liens shall not at any time exceed $25,000,000;
(r)    Liens imposed by ERISA that do not constitute an Event of Default and that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;
(s)    in the case of (i) Capital Stock of any joint venture of the Parent or its Subsidiaries, (ii) Capital Stock of any Person that is not a Subsidiary or (iii) Capital Stock of any non-wholly owned Subsidiary, in each case, owned by the Parent or any Subsidiary, any Lien, including any put and call arrangements, related to such Capital Stock set forth in (A) the Organization Documents of such joint venture, such other Person or such Subsidiary or any related shareholders’ or similar agreement or (B) in the case of clauses (i) and (ii) above, any agreement or document governing Debt of such joint venture or such other Person;
(t)    Liens on assets of non-wholly owned Subsidiaries that are not Loan Parties and Liens on the Capital Stock of such non-wholly owned Subsidiaries that are not Loan Parties, in each case securing Debt of such non-wholly owned Subsidiaries permitted by Section 7.09;
(u)    in connection with the sale or transfer of any Capital Stock or other assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(v)    Liens securing (i) Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Leases, provided that such Debt is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) Debt assumed in connection with the acquisition of any fixed or capital assets and (iii) Debt refinancing (but not increasing the outstanding principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing) any Debt described in this clause (v); provided that (A) such Lien shall not apply to any property of the Parent or any Subsidiary other than the assets so acquired, constructed or improved and proceeds thereof and (B) prior to the Guarantee Release Date, the aggregate principal amount of Debt secured by Liens in reliance on this clause (v) shall not exceed $25,000,000 outstanding at any time;
(w)    Liens securing Debt permitted by Section 7.09(a)(ii) and Section 7.09(b)(i); provided that such Liens shall not apply to any property of the Parent or any Subsidiary other than the fixed or capital assets acquired, constructed or improved with such Debt, and proceeds thereof;
(x)    prior to the Guarantee Release Date, other Liens securing Debt in an aggregate principal amount not exceeding $50,000,000 outstanding at any time; and
(y)    on and after the Guarantee Release Date, other Liens securing Debt of the Parent or any of its Subsidiaries; provided that the sum, without duplication, of (A) the aggregate outstanding principal amount of all such Debt secured by a Lien created, incurred, assumed or in existence in reliance on this clause (y), plus (B) the aggregate outstanding principal amount of all Debt under Section 7.09(b)(vii) plus (C) the aggregate outstanding amount of Attributable Debt under all Sale and Leaseback Transactions under Section 7.08(c) shall not exceed 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Lien.
7.02    Financial Covenants.
(a)    The Parent will not permit the Consolidated Leverage Ratio, as of the end of each fiscal quarter of the Parent, to exceed 5.00 to 1.0 (or, during a Qualified Acquisition Period, 5.50 to 1.0).
(b)    Prior to the Guarantee Release Date, the Parent will not permit the Consolidated Interest Coverage Ratio, as of the end of each fiscal quarter of the Parent, to be less than 3.00 to 1.0.
7.03    Transactions with Affiliates. A Loan Party will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction (including the amendment, restatement, supplement or other modification to, or waiver of any rights under, any Material Contract the effect of which is material or adverse to a Loan Party or any Subsidiary or their respective rights thereunder, or the entry into any new Material Contract) with, any officer, director, employee or Affiliate (other than a Loan Party) (each such Person, an “Affiliated Person”) unless any such transactions between a Loan Party or its Subsidiaries, on the one hand, and any Affiliated Person, on the other hand, shall be on an arm’s-length basis and on terms no less favorable to such Loan Party or such Subsidiary than could have been obtained from a third party who was not an Affiliated Person; provided, that the foregoing provisions of this Section shall not prohibit (a) Restricted Payments permitted pursuant to Section 7.04, (a) a Loan Party or a Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (a) transactions that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arm’s-length basis and are on terms as favorable as could have been obtained from a third party, (a) non-material transactions with Noble or its Subsidiaries, or Subsidiaries of the Parent that are not Loan Parties, that are entered into in the ordinary course of business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, such transaction is entered into in good faith and such transaction is in the best interests of the Parent and its Subsidiaries, taken as a whole, (a) Midstream Drop Down Acquisitions and any Investments in Subsidiaries, in each case, not prohibited by the Partnership Agreement so long as (i) no Default or Event of Default would result therefrom and (ii) the Loan Parties are in pro forma compliance with Section 7.02(a) after giving effect to such transaction, (a) any corporate sharing agreements with respect to Tax sharing and general overhead and administrative matters, (a) transactions approved by the conflicts committee of the General Partner in accordance with the Partnership Agreement, (a) transactions involving any employee benefit or compensation plans or related trusts of the Loan Parties or a Subsidiary, (a) the payment of reasonable compensation, fees and expenses (as determined by the applicable Loan Party) to, and indemnity provided on behalf of, the General Partner and directors, employees and officers of the General Partner, the Parent or any Subsidiary and (a) transactions pursuant to any contract in existence on the Closing Date and set forth on Schedule 7.03 (without giving effect to any amendment, waiver or modification thereto that is materially adverse to the Lenders).
7.04    Restricted Payments. A Loan Party will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(a)    a Subsidiary may declare and make any Restricted Payments (with respect to any non-wholly owned Subsidiary, ratably (or on a more favorable basis from the perspective of the Borrower) to the holders of its Capital Stock in accordance with their respective ownership interests);
(b)    the Parent and each Subsidiary may declare and make Restricted Payments solely in the Capital Stock of such Person and the Parent may issue common Capital Stock upon the conversion of subordinated or any other class of Capital Stock;
(c)    the Parent and each Subsidiary may purchase, redeem or otherwise acquire its Capital Stock with the proceeds received from the substantially concurrent issue of new Capital Stock;
(d)    so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (i) the Parent is in pro forma compliance with Section 7.02(a), in each case on the date of declaration thereof, the Parent may declare Restricted Payments in cash to the holders of its Capital Stock to the extent not prohibited by the Partnership Agreement and may pay such Restricted Payments no later than 60 days after such date of declaration; and
(e)    on and after the Guarantee Release Date, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, in each case on the date of the declaration thereof, the Parent may declare Restricted Payments in cash to holders of its Capital Stock to the extent not prohibited by the Partnership Agreement and may pay such Restricted Payments no later than 60 days after such date of declaration.
7.05    Mergers and Fundamental Changes. A Loan Party will not, and will not permit any of its Subsidiaries to, (a) enter into any transaction of merger or consolidation or (a) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that (i) a Person (including a Subsidiary of the Parent but not the Borrower or the Parent) may be merged or consolidated with or into the Parent or the Borrower so long as (A) in the case of a transaction to which the Borrower is a party, the Borrower shall be the continuing or surviving entity, (A) in the case of a transaction to which the Parent is a party, the Parent shall be the continuing or surviving entity, (A) no Default or Event of Default shall exist or be caused thereby, and (A) the Borrower remains liable for its obligations under this Agreement and all the rights and remedies hereunder remain in full force and effect, (i) a Subsidiary of the Parent (other than the Borrower) may merge with or into another Subsidiary of the Parent or any other Person, provided that if one of such Subsidiaries is a Guarantor, the surviving entity must be a Guarantor, (i) any Subsidiary of the Parent (other than the Borrower) may liquidate, wind up or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders; and (iv) any Dispositions otherwise permitted by this Agreement shall be permitted.
7.06    Change in Nature of Business. The Parent will not, and will not permit any Subsidiary to, directly or indirectly, engage in any material line of business other than the midstream oil and gas business or any business substantially related or incidental thereto.
7.07    Use of Proceeds. The Borrower will not use the proceeds of any Loans, whether directly or indirectly, for a purpose that entails a violation of Regulation T, U or X of the FRB. The Borrower will not request any Loans, and the Borrower shall not use, and shall ensure that the Parent and its Subsidiaries and its or their respective directors, officers, employees and agents (and such directors, officers or employees of Noble or its other Subsidiaries that serve as directors, officers or employees of, or are seconded to, the Parent or its Subsidiaries) shall not use, the proceeds of any Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (a) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.08    Dispositions.
(a)    Prior to the Guarantee Release Date, the Loan Parties will not, and will not permit any of their Subsidiaries to, make any Disposition except:
(i)    Dispositions of inventory in the ordinary course of business;
(ii)    Dispositions of assets no longer used or useful in the conduct of business of a Loan Party and its Subsidiaries that are Disposed of in the ordinary course of business;
(iii)    Dispositions of assets solely among the Parent and its Subsidiaries;
(iv)    Dispositions of accounts receivable in connection with the collection or compromise thereof;
(v)    (A) Dispositions of licenses, sublicenses, leases or subleases or (B) releases of rights of first refusal or rights of first offer held by the Parent or its Subsidiaries, in each case under this clause (v) not interfering in any material respect with the business of the Parent and its Subsidiaries;
(vi)    Dispositions of cash or Cash Equivalents in the ordinary course of business;
(vii)    Dispositions in which: (A) the assets being disposed of are exchanged for replacement assets of the same or substantially similar value which are useful in the ordinary course of business of the Parent and its Subsidiaries or (B) the net proceeds thereof are either (x) reinvested within 365 days from such Disposition in assets to be used in the ordinary course of the business of the Parent and its Subsidiaries and/or (y) used to either prepay the Loans on a dollar for dollar basis or permanently reduce the Aggregate Commitments (as defined in the Revolving Credit Agreement or the documentation governing any refinancing or replacement thereof) on a dollar for dollar basis;
(viii)    Dispositions in the form of Restricted Payments permitted by Sections 7.04;
(ix)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Loan Party or any Subsidiary;
(x)    Dispositions in the form of Investments made by the Loan Parties and their Subsidiaries;
(xi)    Dispositions resulting from the granting of any Liens permitted by Section 7.01; and

(xii)    other Dispositions not exceeding in the aggregate on and after the Closing Date, for all Loan Parties and their Subsidiaries, 35% of Consolidated Net Tangible Assets, measured as of the date of each Disposition effected pursuant to this clause (xii) (in each case using the financial statements most recently delivered pursuant to Section 6.01(a) or 6.01(b)).
(b)    On or after the Guarantee Release Date, the Parent and its Subsidiaries will not Dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Parent and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired).
(c)    On and after the Guarantee Release Date, the Loan Parties will not, and will not permit any of their Subsidiaries to, enter into any Sale and Leaseback Transaction unless, at the time of consummation of such Sale and Leaseback Transaction and after giving effect thereto, the sum, without duplication, of (i) the aggregate outstanding amount of Attributable Debt under all Sale and Leaseback Transactions, plus (ii) the aggregate outstanding principal amount of all Debt under Section 7.09(b)(vii), plus (iii) the aggregate outstanding principal amount of all Debt secured by Liens under Section 7.01(y) would not exceed 15% of Consolidated Net Tangible Assets.
7.09    Debt.
(a)    Prior to the Guarantee Release Date, no Loan Party will, nor will it permit its Subsidiaries to, create, incur, assume or suffer to exist any Debt except:
(i)    (A) Debt incurred under this Agreement and (B) Debt incurred under the Revolving Credit Agreement, or any refinancing or replacement thereof;
(ii)    Debt set forth on Schedule 7.09, and refinancings of such Debt that do not increase the outstanding principal amount thereof or change the obligors thereunder except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancings;
(iii)    Debt of the Parent or any Subsidiary owing to the Parent or any of its Subsidiaries, provided that (A) such Debt shall not have been transferred to any Person other than the Parent or any of its Subsidiaries and (B) in the case of Debt owed by a Loan Party to a Subsidiary that is not a Loan Party, such Debt is subordinated in right of payment on terms acceptable to the Administrative Agent, to the extent permitted by Law and not giving rise to material adverse Tax consequences to the Borrower;
(iv)    Guarantees of Debt permitted under this Section 7.09(a), provided that a Subsidiary that is not a Loan Party shall not Guarantee Debt that it would not have been permitted to incur under this Section 7.09(a) if it were a primary obligor thereon;

(v)    Debt owed in respect of (A) any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, provided that such Debt shall be repaid in full within 30 days of the incurrence thereof, and (B) the unreimbursed amount of any drafts drawn under letters of credit, provided that such drafts shall be reimbursed in full within 5 Business Days of the applicable disbursement;
(vi)    other Debt of the Loan Parties; provided that, after giving pro forma effect to the incurrence of such Debt and the application of the proceeds thereof, the Parent shall be in compliance with Section 7.02(a) as of the end of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 6.01(a) or 6.01(b); and
(vii)    other Debt of Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed $100,000,000 outstanding at any time.
(b)    On and after the Guarantee Release Date, no Loan Party will permit its Subsidiaries (other than any Subsidiary that is a Loan Party or a Finco Subsidiary) to create, incur, assume or suffer to exist any Debt except:
(i)    Debt set forth on Schedule 7.09, and refinancings of such Debt that do not increase the outstanding principal amount thereof or change the obligors thereunder except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancings;
(ii)    Debt of any Subsidiary owing to the Parent or any of its Subsidiaries, provided that such Debt shall not have been transferred to any Person other than the Parent or any of its Subsidiaries;
(iii)    Guarantees of Debt of any other Subsidiary that is not a Loan Party permitted under this Section 7.09(b), provided that a Subsidiary shall not Guarantee Debt that it would not have been permitted to incur under this Section 7.09(b) if it were a primary obligor thereon;
(iv)    Debt owed in respect of (A) any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, provided that such Debt shall be repaid in full within 30 days of the incurrence thereof, and (B) the unreimbursed amount of any drafts drawn under letters of credit; provided that such drafts shall be reimbursed in full within 5 Business Days of the applicable disbursement;
(v)    Debt of any Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Leases, provided that such Debt is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, or (B) assumed in connection with the acquisition of any fixed or capital assets, and any refinancings of such Debt that do not increase the outstanding principal amount thereof except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancings;
(vi)    (A) Debt of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary) after the Closing Date, incurred prior to the time such Person becomes a Subsidiary (or is so merged or consolidated), that is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation), (B) Debt secured by a Lien on property acquired by a Subsidiary, incurred prior to the acquisition thereof by such Subsidiary, that is not created in contemplation of or in connection with such acquisition and (C) Debt refinancing (but not increasing the outstanding principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing) any Debt described in this clause (vi); and
(vii)    any other Debt of the Subsidiaries; provided that, at the time of the creation, incurrence or assumption of such Debt and after giving effect thereto, the sum, without duplication, of (A) the aggregate outstanding principal amount of all such Debt created, incurred, assumed, or in existence in reliance on this clause (vii), plus (B) the aggregate outstanding principal amount of all Debt secured by Liens under Section 7.01(y), plus (C) the aggregate outstanding amount of Attributable Debt under all Sale and Leaseback Transactions under Section 7.08(c) does not exceed 15% of Consolidated Net Tangible Assets;
provided that, notwithstanding anything to the contrary in this Section 7.09(b), in no event shall the aggregate principal amount of Debt of non-wholly owned Subsidiaries exceed $100,000,000 outstanding at any time.
7.10    Changes in Fiscal Year; Organization Documents. The Loan Parties will not, and will not permit any of their Subsidiaries to, (a) change the fiscal year of the Parent and its Subsidiaries or (a) amend, modify or supplement any of the Loan Party’s or their Subsidiaries’ Organization Documents unless, in each case, such action could not reasonably be expected to result in a Material Adverse Effect.
7.11    Subsidiaries. The Loan Parties will not, and will not permit any Subsidiary to:
(a)    Dispose of any Capital Stock in any Subsidiary except in compliance with Section 7.08; provided no Loan Party will Dispose of less than 100% of the Capital Stock that it directly or indirectly owns in any Guarantor and the Parent may not Dispose of the Capital Stock in the Borrower;
(b)    Dispose of any Capital Stock in any wholly owned Subsidiary that is the general partner of a non-wholly owned Subsidiary, or otherwise transfer or permit any Person which is not a Subsidiary of the Parent to be the general partner of any Subsidiary, except in connection with a Disposition of 100% of the Capital Stock that it directly or indirectly owns in any Subsidiary that is permitted pursuant to Section 7.08 and Section 7.11(a); or
(c)    create, incur, assume or suffer to exist any contract, agreement or understanding which prohibits or restricts any Subsidiary from paying dividends or making distributions to any Loan Party, except:
(i)    this Agreement or the Loan Documents;
(ii)    in the case of any joint venture or any non-wholly owned Subsidiary, restrictions imposed by the Organization Documents of, or set forth in agreements governing Debt of, such joint venture or Subsidiary; provided that such restrictions apply only to such joint venture or Subsidiary;
(iii)    restrictions imposed by Law;
(iv)    agreements existing as of the Closing Date and set forth on Schedule 7.11;
(v)    restrictions existing in agreements governing Debt permitted by this Agreement (including restrictions in the Revolving Credit Agreement), provided that such restrictions, taken as a whole, are no more restrictive than the restrictions hereunder;
(vi)    customary restrictions and conditions contained in purchase, merger or sale agreements relating to the Capital Stock or assets of a Subsidiary pending such transaction, provided such restrictions and conditions apply only to the Subsidiary that is subject to such transaction and such transaction is permitted by this Agreement; and
(vii)    restrictions contained in, or existing by reason of, any agreement or instrument relating to any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Parent or a Subsidiary or became a Subsidiary and not created in contemplation thereof.
7.12    Swap Contracts. The Parent will not, and will not permit any Subsidiary to, enter into any Swap Contracts, other than Swap Contracts that are entered into not for speculative purposes, in respect of changes in interest rates, commodity prices or foreign exchange rates.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following events shall constitute an “Event of Default”:

(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (i) within five days after the same becomes due, any interest on any Loan or any fee due hereunder or any other amount payable hereunder or under any other Loan Document;
(b)    Specific Covenants. Any Loan Party or any Subsidiary fails to perform or observe any term, covenant or agreement contained in Section 6.01(d), 6.04 (with respect to the Parent’s and the Borrower’s existence), 6.07, 6.08, 6.10 or 6.11 or in Article VII; or
(c)    Other Defaults. Any Loan Party or any Subsidiary fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date notice of such failure is given by the Administrative Agent to the Borrower or (ii) the date on which such failure first became known to a Responsible Officer of the General Partner or the Borrower;
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, to the extent qualified by materiality or Material Adverse Effect, in any respect) when made or deemed made;
(e)    Cross Default. (i) The Parent or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Debt or (A) fails to observe or perform any other agreement or condition relating to any Material Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Debt to cause, the maturity of such Material Debt to be accelerated or to cause such Material Debt to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; provided that this clause (i) shall not apply to (x) any secured Debt that becomes due as a result of the voluntary sale or other transfer of the assets securing such Debt and is paid in accordance with its terms or (y) any Debt that becomes due as a result of a voluntary refinancing thereof permitted under Section 7.09 and is paid in accordance with its terms; or (i) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (A) any Termination Event (as so defined) under such Swap Contract as to which the Parent or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent or such Subsidiary as a result thereof is greater than the Threshold Amount;
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (i) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy;
(h)    Judgments. There is entered against any Loan Party or any Subsidiary final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(i)    ERISA. (i) Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of the Threshold Amount which it shall have become liable to pay under Title IV of ERISA; (i) notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; (i) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; (i) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (i) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans, which, in the case of each of clauses (ii) - (v) above, could cause one or more members of the ERISA Group to incur a current payment obligation in excess of the Threshold Amount in the aggregate;
(j)    Invalidity of Loan Documents.  Any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document with respect to the Commitments or Loans to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, in each case, that upon the occurrence of an Event of Default under Section 8.01(f) or 8.01(g), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT
9.01    Appointment and Authorization of Administrative Agent. Each of the Lenders hereby irrevocably appoints Toronto Dominion (Texas) LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and none of the Parent, the Borrower or their respective Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be, or as the Administrative Agent shall believe in good faith to be, expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein or in the other Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be preserved unless otherwise determined by a court of competent jurisdiction by final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice (stating that it is a “notice of default”) describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (iii) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (iv) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (v) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (vi) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (vii) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent shall be entitled to rely on legal counsel (who may be counsel for the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall severally indemnify upon demand the Administrative Agent and each Agent-Related Person related to the Administrative Agent (in each case, to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata (determined as of the time at which such indemnification is sought), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it, provided that such unreimbursed Indemnified Liabilities were incurred by or asserted against the Administrative Agent in its capacity as such or against any Agent-Related Persons acting for the Administrative Agent in connection with such capacity; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; and provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall severally reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The obligations of the Lenders in this Section are subject to the provisions of Section 2.12(e) and shall survive termination of the Commitments, the payment of all Loans and other Obligations and the resignation of the Administrative Agent.
9.06    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.07    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. If the Administrative Agent becomes a Defaulting Lender, then the Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Borrower and the Required Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If, in the case of resignation, no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
9.08    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.09    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or the Syndication Agent listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for herein.
9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.11    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    The Administrative Agent and the Arrangers hereby inform the Lenders that no such Person or any of its Affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person or any of its Affiliates has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE X

MISCELLANEOUS
10.01    Amendments, Etc. Except as provided in Section 3.03(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or to amend any financial term affecting principal, interest, fees or other amounts not for the express purpose of reducing such amounts;
(d)    change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments or order of payments required thereby without the written consent of each Lender;
(e)    [reserved];
(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(g)    release the Borrower, release the Parent from the Guarantee Agreement, or except in connection with (i) a release pursuant to Section 6.10, (ii) a merger or consolidation permitted under Section 7.05 or (iii) a Disposition permitted under Section 7.08, release all or substantially all of the Guarantors, in each case without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended, nor the Obligations owed to any Defaulting Lender reduced, without the consent of such Defaulting Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or e-mailed or sent by fax as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower or any other Loan Party or the Administrative Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.02(b), shall be effective as provided in Section 10.02(b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT/ARRANGER PARTIES (AS DEFINED BELOW) DO NOT

WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT/ARRANGER PARTY IN CONNECTION WITH THE MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Arrangers or any of their Related Parties (collectively, the “Agent/Arranger Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, Borrower’s or the Administrative Agent’s transmission of Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent/Arranger Party; provided, however, that in no event shall any Agent/Arranger Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, fax, e-mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax, e-mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e‑mail address to which notices and other communications may be sent and (i) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Parent or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (i) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent and the Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent or the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.04    Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (but limited to one primary outside counsel for the Administrative Agent, and to the extent necessary, one local counsel in each relevant jurisdiction for the Administrative Agent) and (a) to pay or reimburse the Administrative Agent and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs (but limited to one primary outside counsel for the Administrative Agent and the Lenders, and to the extent necessary, (i) one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders and (i) one counsel for each group of similarly situated Persons in the case of an actual or asserted conflict of interest among the Administrative Agent and the Lenders). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and Other Taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all Loans and other Obligations.
10.05    Indemnification; Damage Waiver.
(a)    Indemnification by the Loan Parties. Whether or not the transactions contemplated hereby are consummated, the Loan Parties shall indemnify and hold harmless each Agent-Related Person, each Arranger, each Lender and the respective Related Parties of any of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited to (x) one primary outside counsel for the Indemnitees, and to the extent necessary, one local counsel in each relevant jurisdiction for the Indemnitees and (y) one primary counsel and, to the extent necessary, one local counsel in each relevant jurisdiction for each group of similarly situated Persons in the case of an actual or asserted conflict of interest among the Administrative Agent and the Lenders) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by a Loan Party or any Subsidiary of a Loan Party, or any Environmental Liability related in any way to a Loan Party or any Subsidiary of a Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether brought by the Borrower or any of its Affiliates or any third party (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) material breach in bad faith of such Indemnitee’s obligations under the Loan Documents or (z) a dispute solely among Indemnitees so long as such dispute does not involve, or result from, (I) an action or inaction by any Loan Party or any Affiliate of a Loan Party or (II) a dispute against the Administrative Agent, any Arranger or any other titled person in its capacity, or in fulfilling its role, as such. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement. All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the Loans and other Obligations. Without limiting the provisions of Section 3.01, this Section 10.05(a) shall not apply with respect to Taxes other than Taxes that represent Indemnified Liabilities arising from any non-Tax claim.
(b)    Waiver of Consequential Damages, Etc. Without limiting the Loan Parties’ indemnification obligations under Section 10.05(a) or under any other Loan Document, to the fullest extent permitted by applicable law, no party hereto shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument entered into or delivered pursuant hereto, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final and nonappealable judgment of a court of competent jurisdiction.
10.06    Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender

exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (a) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
10.07    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (other than, in the case of any Subsidiary that is a Guarantor, as provided in Section 7.05) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 10.07(b), (B) by way of participation in accordance with the provisions of Section 10.07(d) or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, sub-agents of the Administrative Agent to the extent provided in Section 9.06, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and
(B)    in any case not described in Section 10.07(b)(i)(A), the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date”

is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed; provided, that the Borrower shall be deemed to have so consented unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (1) such assignment is to a Person that is a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and the assignor or assignee, as the case may be, shall deliver a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent, the Borrower or any of their Affiliates or Subsidiaries, (A) to any Defaulting Lender or any of its Subsidiaries, or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (A) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, except to the extent otherwise specifically provided hereunder, and only to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (i) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (i) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in subsections (a) through (g) of Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.13 and 10.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, proposed United States Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 3.01 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 (including Section 3.01(f)), and be subject to Sections 3.06 and 10.16 as though it were a Lender (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender).
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
(h)    As used herein, the following terms have the following meanings:
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b)(iii) and (b)(v) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
(i)    Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (i) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

10.08    Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (a) to the extent requested by any regulatory authority or self-regulatory authority (e.g., FINRA) purporting to have jurisdiction over it; (a) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (a) to any other party to this Agreement; (a) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (a) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (i) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any derivative transaction relating to obligations of the Parent, the Borrower or any of their Subsidiaries or other Affiliates; (a) with the consent of the Parent or the Borrower; (a) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (i) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent or the Borrower; or (a) to the National Association of Insurance Commissioners or any other similar organization (including any credit insurance provider relating to the Parent and/or the Borrower). In addition, the Administrative Agent and the Lenders may disclose, after the Closing Date, the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to such Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Parent, its Subsidiaries or their respective securities, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
10.09    Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or such Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (a) exclude voluntary prepayments and the effects thereof, and (a) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof and shall constitute an agreement to deliver an original executed counterpart if requested.
10.12    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any

Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (a) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.15    [Reserved].
10.16    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06, or if any Lender suspends its obligations to make, maintain or continue Eurodollar Rate Loans pursuant to Section 3.02 or any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.07(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 10.16 and to the extent permitted under applicable Laws, each Lender hereby agrees that any Assignment and Assumption done in accordance with this Section 10.16 shall be effective against a Defaulting Lender one (1) Business Day after it has been given notice of the same, whether or not such Defaulting Lender has executed such Assignment and Assumption, and such Defaulting Lender shall be bound thereby as fully and effectively as if such Defaulting Lender had personally executed, acknowledged and delivered the same.
10.17    Governing Law; Jurisdiction.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE FOREGOING PROVISIONS OF THIS PARAGRAPH SHALL NOT PRECLUDE THE ADMINISTRATIVE AGENT OR ANY LENDER FROM INITIATING ANY LEGAL ACTION OR PROCEEDING IN ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
10.18    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the Loan Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (i) in connection with the process leading to such transaction, each of the Administrative Agent, the Lenders and the Arrangers is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their Affiliates, stockholders, creditors or employees or any other Person; (i) none of the Administrative Agent, any Lender or any Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lender or any Arranger has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Administrative Agent, any Lender or any Arranger has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (i) the Administrative Agent, the Lenders, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and none of the Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (i) the Administrative Agent, the Lenders and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Loan Parties hereby agree that they will not assert any claim against the Administrative Agent, the Lenders or the Arrangers for an alleged breach of fiduciary duty and agree that none of the Administrative Agent, the Lenders or the Arrangers shall have any liability (whether direct or indirect) to any Loan Party in respect of any fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of any Loan Party, including any Affiliates, equity holders, employees or creditors of any Loan Party.
10.19    Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.20    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.
10.21    Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
10.22    No General Partner’s Liability for Term Facility. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under any other Loan Document with respect to the Commitments or Loans. In furtherance of the foregoing, the Administrative Agent and the Lenders agree for themselves and their respective successors and assigns that no claim arising against the Parent, the Borrower or any of their Subsidiaries under any Loan Document with respect to the Commitments or Loans shall be asserted against the General Partner (in its individual capacity), any claim arising against the Parent, the Borrower or any of their Subsidiaries under any Loan Document with respect to the Commitments or Loans shall be made only against and shall be limited to the assets of the Parent, the Borrower or any of their Subsidiaries, and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or any of the other Loan Documents with respect to the Commitments or Loans shall be obtained or enforced against the General Partner (in its individual capacity) or its assets for the purpose of obtaining satisfaction and payment of the Obligations with respect to the Commitments or Loans or any claims arising under this Agreement or any other Loan Document with respect to the Commitments or Loans, any right to proceed against the General Partner individually or its respective assets being hereby expressly waived by the Administrative Agent and the Lenders for themselves and their respective successors and assigns.
10.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
NOBLE MIDSTREAM SERVICES, LLC, a Delaware limited liability company
By: /s/ John F. Bookout, IV
Name: John F. Bookout, IV
     Title: Chief Financial Officer
NOBLE MIDSTREAM PARTNERS LP, a Delaware limited partnership
By: Noble Midstream GP LLC, its General Partner
By: /s/ John F. Bookout, IV
Name: John F. Bookout, IV
Title: Chief Financial Officer

[Noble Midstream Services, LLC Term Credit Agreement]

TORONTO DOMINION (TEXAS) LLC,
as Administrative Agent,
By: /s/ John David
Name: John David
Title: Managing Director

[Noble Midstream Services, LLC Term Credit Agreement]

LENDER SIGNATURE PAGE TO
THE NOBLE MIDSTREAM SERVICES, LLC
TERM CREDIT AGREEMENT

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Alice Mare
Name: Alice Mare
Title: Authorized Signatory

LENDER SIGNATURE PAGE TO
THE NOBLE MIDSTREAM SERVICES, LLC
TERM CREDIT AGREEMENT

Name of Institution: The Bank of Nova Scotia, Houston Branch

By:	/s/ Alfredo Brahim
Name: Alfredo Brahim
Title: Director

For any Lender requiring a second signature line:

By:
Name:
Title:

LENDER SIGNATURE PAGE TO
THE NOBLE MIDSTREAM SERVICES, LLC
TERM CREDIT AGREEMENT

Name of Institution: Bank of America N.A.

By:	/s/ Adrian Plummer
Name: Adrian Plummer
Title: Associate

LENDER SIGNATURE PAGE TO
THE NOBLE MIDSTREAM SERVICES, LLC
TERM CREDIT AGREEMENT

Name of Institution: EXPORT DEVELOPMENT CANADA

By:	/s/ Sajjad Jafri
Name: Sajjad Jafri
Title: Senior Associate

By:	/s/ David Thompson
Name: David Thompson
Title: Financing Manager

LENDER SIGNATURE PAGE TO
THE NOBLE MIDSTREAM SERVICES, LLC
TERM CREDIT AGREEMENT

Name of Institution: Mizuho Bank, Ltd.

By:	/s/ Raymond Ventura
Name: Raymond Ventura
Title: Managing Director

SCHEDULE 2.01

COMMITMENTS

Lender	Commitment
The Toronto-Dominion Bank, New York Branch	$130,000,000
The Bank of Nova Scotia, Houston Branch	$130,000,000
Bank of America, N.A.	$80,000,000
Export Development Canada	$80,000,000
Mizuho Bank, Ltd.	$80,000,000
TOTAL	$500,000,000

SCHEDULE 5.09

SUBSIDIARIES AS OF THE CLOSING DATE

Name of Subsidiary	General Partner or Sole Member**		Limited Partner (if applicable)**		Jurisdiction of Organization	Direct/Indirect Ownership Percentage held by Parent
	Name	% Ownership	Name	% Ownership

Noble Midstream Services, LLC**	Noble Midstream Partners LP	100%	n/a	---	Delaware	100%
Colorado River DevCo GP LLC	Noble Midstream Services, LLC	100%	n/a	---	Delaware	100%
Colorado River DevCo LP	Colorado River DevCo GP LLC	80%	Noble Midstream Services, LLC	20%	Delaware	100%
Green River DevCo GP LLC	Noble Midstream Services, LLC	100%	n/a	---	Delaware	100%
Green River DevCo LP	Green River DevCo GP LLC	25%	NBL Midstream, LLC*	75%	Delaware	25%
Gunnison River DevCo GP LLC	Noble Midstream Services, LLC	100%	n/a	---	Delaware	100%
Gunnison River DevCo LP	Gunnison River DevCo GP LLC	5%	NBL Midstream, LLC*	95%	Delaware	5%
Laramie River DevCo GP LLC	Noble Midstream Services, LLC	100%	n/a	---	Delaware	100%
Laramie River DevCo LP	Laramie River DevCo GP LLC	5%	Noble Midstream Services, LLC	95%	Delaware	100%
San Juan River DevCo GP LLC	Noble Midstream Services, LLC	100%	n/a	---	Delaware	100%
San Juan River DevCo LP	San Juan River DevCo GP LLC	25%	NBL Midstream, LLC*	75%	Delaware	25%
Blanco River DevCo GP LLC	Noble Midstream Services, LLC	100%	n/a	---	Delaware	100%
Blanco River DevCo LP	Blanco River DevCo GP LLC	40%	NBL Midstream, LLC*	60%	Delaware	40%
Trinity River DevCo LLC	Noble Midstream Services, LLC	100%	n/a	---	Delaware	100%
Advantage Pipeline, L.L.C.	Trinity River DevCo LLC	50%	n/a	---	Delaware	50%
Black Diamond Gathering Holdings LLC	Laramie River DevCo LP	100%	n/a	---	Delaware	100%
Black Diamond Gathering LLC	Black Diamond Gathering Holdings LLC	54.4%	Greenfield Midstream, LLC*	45.6%	Delaware	54.4%

Schedule 5.09

Black Diamond Rockies Midstream LLC	Black Diamond Gathering LLC	100%	n/a	---	Delaware	54.4%
Black Diamond Rockies Storage and Terminals LLC	Black Diamond Rockies Midstream LLC	100%	n/a	---	Delaware	54.4%
Optimized Energy Solutions, LLC	Black Diamond Gathering LLC	100%	n/a	---	Delaware	54.4%

*Not a subsidiary of Parent.
**Not required to be listed on this Schedule, per Section 5.09. Included for administrative convenience.

Schedule 5.09

SCHEDULE 7.03

AFFILIATE CONTRACTS AS OF THE CLOSING DATE

1. Those certain rights of way, surface use agreements, easements and other ordinary course real property agreements pursuant to which the Borrower or one of its Subsidiaries obtains from or gives to Noble Energy,
Inc. or one of its Subsidiaries/ designees a right to access the surface and subsurface.

Schedule 7.03

SCHEDULE 7.09

DEBT AS OF THE CLOSING DATE

That certain Fresh Water Storage Contract, dated effective as of June 10, 2016, by and between Starlight Water LLC and San Juan River DevCo LP, which such Fresh Water Storage Contract is being treated as a Capital Lease by the
Borrower.

Schedule 7.09

SCHEDULE 7.11

CERTAIN AGREEMENTS AS OF THE CLOSING DATE

None.

Schedule 7.11

SCHEDULE 10.02

CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

Noble Midstream Services, LLC
1001 Noble Energy Way
Houston, Texas 77070
Attention: Chief Financial Officer
Telephone No.: (281) 872-3100

With a copy to:

Noble Midstream Partners LP
1001 Noble Energy Way
Houston, Texas 77070
Attention: Chief Financial Officer
Telephone No.: (281) 872-3100

ADMINISTRATIVE AGENT:

Toronto Dominion (Texas) LLC
c/o The Toronto-Dominion Bank
222 Bay Street, 15th Floor
Toronto, Ontario M5K 1A2
Attention : Agency Administration
Telephone : 416-307-3942
E-mail : TDSAgencyAdmin@tdsecurities.com

Schedule 10.02

EXHIBIT A

FORM OF LOAN NOTICE

Date: ,

To: Toronto Dominion (Texas) LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Credit Agreement, dated as of July 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Credit Agreement”), among Noble
Midstream Services, LLC, a Delaware limited liability company (the “Borrower”), Noble Midstream Partners LP, a
Delaware limited partnership, the Lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as
Administrative Agent. Terms defined in the Term Credit Agreement are being used herein as defined therein.

The Borrower hereby requests (select one):

A. ࿽ A Borrowing of Loans comprised of (select one):
࿽࿽ Base Rate Loans
࿽࿽ Eurodollar Rate Loans

B. ࿽ A conversion of Base Rate Loans to Eurodollar Rate Loans

C. ࿽ A conversion of Eurodollar Rate Loans, with a current Interest Period ending on , to Base
Rate Loans

D. ࿽ A continuation of Eurodollar Rate Loans, with a current Interest Period ending on ,

1.     On     (a Business Day).1
2.     In the amount of $     .2

and, if applicable:

3.     For Eurodollar Rate Loans: with an Interest Period of     month(s).

If and only if ‘A’ is selected above (and not ‘B’, ‘C’ or ‘D’), the Borrower hereby certifies:

(a) the representations and warranties of each Loan Party contained in Article V of the Term Credit
Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (or, if qualified by materiality or Material
Adverse Effect, in all respects) on and as of the date of the Borrowing of Loans contemplated herein (or, if such representation speaks as of an earlier date, as of such earlier date); and

(b) no Default or Event of Default exists, or would result immediately after giving effect to the
Borrowing of Loans contemplated herein.

1 If (i) requesting a new Eurodollar Rate Loan, (ii) converting a Loan or (iii) continuing a Eurodollar Rate Loan, must be at least 3 Business Days after the date of this Loan Notice. If requesting a new Base Rate Loan, may be same day as date of this Loan Notice.
2 Each borrowing/conversion/continuation must be at least $2,000,000 (or in integral multiples of $500,000 in excess thereof).

Exhibit A-1

NOBLE MIDSTREAM SERVICES, LLC, a Delaware limited liability company
By:
Name:
     Title:

Exhibit A-2

EXHIBIT B

FORM OF NOTE

[Date]

FOR VALUE RECEIVED, Noble Midstream Services, LLC, a Delaware limited liability company (the
“Borrower”), hereby promises to pay to or registered assigns (the “Lender”), in accordance with the provisions of the Term Credit Agreement (as hereinafter defined), the principal amount of the Loan made by the
Lender to the Borrower under that certain Term Credit Agreement, dated as of July 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Credit Agreement”), among the Borrower, Noble Midstream Partners LP, a Delaware limited partnership, the Lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as Administrative Agent. Terms defined in the Term Credit
Agreement are being used herein as defined therein.

The Borrower promises to pay interest on the unpaid principal amount of such Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Term Credit
Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the
Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Term Credit Agreement.

This Note is one of the Notes referred to in the Term Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Term Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

This Note is a Loan Document and is subject to Section 10.10 of the Term Credit Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK.

NOBLE MIDSTREAM SERVICES, LLC, a Delaware limited liability company
By:
Name:
     Title:

Exhibit B-1

Loan and Payments with Respect Thereto
Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ,

To: Toronto Dominion (Texas) LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Credit Agreement, dated as of July 31, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Credit Agreement”), among Noble
Midstream Services, LLC, a Delaware limited liability company (the “Borrower”), Noble Midstream Partners LP, a
Delaware limited partnership (the “Parent”), the Lenders from time to time party thereto and Toronto Dominion
(Texas) LLC, as Administrative Agent. Terms defined in the Term Credit Agreement are being used herein as defined therein.

The undersigned Responsible Officer hereby certifies on the date hereof that he/she is the     3 of the
General Partner, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative
Agent on the behalf of the General Partner, acting on behalf of the Parent, and hereby further certifies that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The audited annual financial statements required by Section 6.01(a) of the Term Credit Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent registered public accounting firm required by such Section, are:

[select one]:
[attached hereto as Schedule 1]

— or —

[available in electronic format and have been delivered pursuant to Section 6.01 of the Term Credit Agreement].

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The unaudited quarterly financial statements required by Section 6.01(b) of the Term Credit Agreement for the
fiscal quarter of the Parent ended as of the above date, are:

[select one]:
[attached hereto as Schedule 1]

— or —

[available in electronic format and have been delivered pursuant to Section 6.01 of the Term Credit Agreement].

Such financial statements (a) fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of the Parent and its Subsidiaries as of such date and their consolidated results of operations and cash flows for the period covered thereby (subject to normal year-end adjustments and the absence of footnotes) and (b) include a reconciliation of the net income and EBITDA attributable to the non-controlling interest

3 If this is a quarterly compliance certificate, it must be signed by the chief financial officer or the chief accounting officer.

Exhibit C-1

in any Subsidiary that is not wholly-owned by the Loan Parties, in each case in the same or similar manner set forth in the Initial Financial Statements or otherwise reasonably acceptable to the Administrative Agent.

2. The undersigned has reviewed and is familiar with the terms of the Term Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition
(financial or otherwise) of the Parent, the Borrower and the Subsidiaries during the fiscal period covered by the financial statements referenced in paragraph 1 above, and

[select one]:

[to the best knowledge of the undersigned during such fiscal period, (a) each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and (b) no Default exists.]

—or—

[the following covenants or conditions have not been performed or observed by any Loan Party [or: the following
Default exists] and the following is a list of each such Default and its nature and status:]

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

4. Attached hereto as Schedule 3 is a complete and accurate list as of the last day of the fiscal period referenced above of each of the Parent’s Subsidiaries, together with its jurisdiction of formation[,] [and] the Parent’s direct or indirect percentage ownership therein [and whether it is a Material Subsidiary]4.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of     ,     .

NOBLE MIDSTREAM SERVICES, LLC, a Delaware limited liability company
By:
Name:
     Title:

4 To be included for any Certificate delivered prior to the Guarantee Release Date.

Exhibit C-2

Schedule 1

to the Compliance Certificate

Financial Statements

[select one]:

[See attached]

— or —

[Available in electronic format and have been delivered pursuant to Section 6.01 of the Term Credit Agreement]

Exhibit C-3

Schedule 2

to the Compliance Certificate

($ in 000’s)

For the Quarter/Year ended

(“Statement Date”)

Section 7.02(a) — Consolidated Leverage Ratio.

I. Consolidated Funded Debt on the Statement Date:                             $

II. Consolidated Net Income for the period of four consecutive fiscal quarters ended on the Statement Date
A. net income of the Parent and its Subsidiaries for such period
determined on a consolidated basis in accordance with GAAP:                 $

B. to the extent included in determining such net income for such period,
extraordinary gains (+) or losses (-):                             $

C. to the extent included in determining such net income for such period, net gains (+) or losses (-) in respect of dispositions of assets other than
in the ordinary course of business:                                 $

D. to the extent included in determining such net income for such period, gains (+) or losses (-) attributable to write-ups or write-downs of assets, including hedging and derivative activities in the ordinary course of
business:                                         $

E. to the extent included in determining such net income for such period, the cumulative effect of a change in accounting principles, all as reported in the Parent’s consolidated statement(s) of operations for the
relevant period(s) prepared in accordance with GAAP:                     $

F. to the extent included in determining such net income for such period, the income (+) or loss (-) of any Person other than a Subsidiary in which the Parent or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the
Parent or such Subsidiary in the form of cash dividends or similar cash
distributions:                                         $

G. to the extent included in determining such net income for such period, the income (+) or loss (-) of, and any amounts referred to in Line II.F above paid to, any Subsidiary that is not wholly owned, directly or indirectly, by the Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such
Subsidiary:                                         $

H. to the extent included in determining such net income for such period, any undistributed net income of a Subsidiary to the extent that the ability of such Subsidiary to make Restricted Payments to the Parent or another Subsidiary is, as of the Statement Date, restricted by its

Exhibit C-4

Organization Documents, any contractual obligations (other than the
Term Credit Agreement) or any applicable Law:                         $

I. Consolidated Net Income for the period of four consecutive fiscal quarters ended on the Statement Date (Lines II.A. – II.B. – II.C. – II.D.
– II.E. – II.F. – II.G. – II.H.):                                 $

III. Consolidated EBITDA for the period of four consecutive fiscal quarters ended on the Statement Date5

A. Consolidated Net Income for such period:                         $

B. to the extent deducted in determining Consolidated Net Income for
such period, Consolidated Interest Charges:                             $

C. to the extent deducted in determining Consolidated Net Income for such period, Taxes based on or measured by income, profits, revenues
or capital gains:                                         $

D. to the extent deducted in determining Consolidated Net Income for
such period, depreciation and amortization expense:                         $

E. to the extent deducted in determining Consolidated Net Income for such period, goodwill or other impairment charges and other non-cash
charges:                                             $

F. to the extent deducted in determining Consolidated Net Income for
such period, non-recurring expenses:                             $

G. to the extent deducted in determining Consolidated Net Income for such period, non-cash losses resulting from mark to market accounting
of Swap Contracts:                                     $

H. to the extent deducted in determining Consolidated Net Income for such period, reasonable and customary out-of-pocket cash fees and expenses incurred in connection with the proposed or consummated incurrence or repayment of any Debt, Disposition, Investment or issuance of Capital Stock in a public offering (in each case in a transaction not prohibited by the Term Credit Agreement), in an aggregate annual amount for all such transactions not to exceed
$15,000,000:                                         $
I. to the extent deducted in determining Consolidated Net Income for such period, one-time transaction expenses related to execution and delivery of the Term Credit Agreement and the Transactions (or the
Revolving Credit Agreement and the “Transactions” as defined therein as in effect on the Closing Date) in an aggregate amount not to exceed
$35,000,0006:                                         $

5 For purposes of calculating Consolidated EBITDA, Consolidated Net Income and the expenses and other items described below shall be adjusted with respect to the portion of Consolidated Net Income and the portion of such expenses and other items which are attributable to any non-wholly owned Subsidiaries of the Parent, to reflect only the Parent’s pro rata ownership interest in such Subsidiaries.
6 To be added back in the fiscal year incurred.

Exhibit C-5

J. to the extent included in calculating such Consolidated Net Income for
such period, all non-cash items and non-recurring gains:                     $

K. Consolidated EBITDA for the period of four consecutive fiscal quarters ended on the Statement Date (Lines III.A. + III.B. + III.C. + III.D. +
III.E. + III.F. + III.G. + III.H. + III.I. – III.J.):                         $

IV. Consolidated Leverage Ratio as of the Statement Date (Line I. ÷ Line III.K.)
(cannot exceed 5.00 to 1.00 (or, during a Qualified Acquisition Period, 5.50 to
1.00)):

Exhibit C-6

Section 7.02(b) — Consolidated Interest Coverage Ratio.8

I.     Consolidated EBITDA for the period of four consecutive fiscal quarters ended on the Statement Date8: $

II.     Consolidated Interest Charges for the period of four consecutive fiscal quarters ended on the Statement Date: $

III.     Consolidated Interest Coverage Ratio as of the Statement Date (Line I. ÷ Line
II.) (must equal or exceed 3.00 to 1.00):

7 To be included prior to the Guarantee Release Date.
8 As calculated under the Consolidated Leverage Ratio calculation.

Exhibit C-7

Schedule 3

Name of Subsidiary	Jurisdiction of Organization	Direct/Indirect Ownership Percentage	[Material Subsidiary (Yes or No)]

Exhibit C-8

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]9 Assignor identified in item 1 below ([the][each, an]
“Assignor”) and [the][each]10 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]11 hereunder are several and not joint.]12
Capitalized terms used but not defined herein shall have the meanings given to them in the Term Credit Agreement identified below (the “Term Credit Agreement”), receipt of a copy of which is hereby acknowledged by the
Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Credit
Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the
Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the credit facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the
Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any]
Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).
Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this
Assignment and Assumption, without representation or warranty by [the][any]Assignor.

1.     Assignor[s]:
2.     Assignee[s]: [for each Assignee, indicate [Lender] [Affiliate] [Approved Fund] of [identify
Lender]]
3.     Borrower: Noble Midstream Services, LLC, a Delaware limited liability company
4.     Administrative Agent: Toronto Dominion (Texas) LLC, as the administrative agent under the Term Credit
Agreement
5.     Term Credit Agreement: Term Credit Agreement, dated as of July 31, 2018, among Noble Midstream
Services, LLC, a Delaware limited liability company, Noble Midstream Partners LP, a Delaware limited partnership, the Lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as
Administrative Agent as amended, restated, extended, supplemented or otherwise modified in writing from time to time

9 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
10 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single
Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
11 Select as appropriate.
12 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D-1

6.    Assigned Interest:
Term Facility

Assignor[s]	Assignee[s]	Aggregate Amount of Commitments/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitments/ Aggregate Amount of Loans[13]

		$	$	%

[7.    Trade Date:                          ] 14
Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

13 Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.
14 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D-2

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit D-3

[Consented to and]15 Accepted:

Toronto Dominion (Texas) LLC,
as Administrative Agent

By:
Name:
Title:

[Consented to:]16
Noble Midstream Services, LLC,
a Delaware limited liability company

By:
Name: John F. Bookout, IV
Title: Chief Financial Officer

15 To be included if required pursuant to Section 10.07(b)(iii) of the Term Credit Agreement.
16 To be included if required pursuant to Section 10.07(b)(iii) of the Term Credit Agreement.

Exhibit D-4

Annex 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the [relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and
(iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Credit Agreement or any other Loan Document, other than its representations and warranties set forth herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, the Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of any
Loan Document or (iv) the performance or observance by the Parent, the Borrower, any of its Subsidiaries or other
Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii) and (v) of the Term Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Term Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Credit Agreement as a Lender thereunder and, to the extent of the [relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such]
Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase
[the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, any Arranger, [the][any] Assignor
or any other Lender or any of their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan
Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the
Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the
[relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to the [relevant]
Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption
shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D-5

EXHIBIT E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Credit Agreement dated as of July 31, 2018 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Term Credit Agreement”), among Noble
Midstream Services, LLC, a Delaware limited liability company (the “Borrower”), Noble Midstream Partners LP, a
Delaware limited partnership, the Lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as
Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Term Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the
Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section
881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S.
Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the
Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Credit Agreement and used herein shall have the meanings given to them in the Term Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:     , 20[ ]

Exhibit E-1

EXHIBIT E-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Credit Agreement dated as of July 31, 2018 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Term Credit Agreement”), among Noble
Midstream Services, LLC, a Delaware limited liability company (the “Borrower”), Noble Midstream Partners LP, a
Delaware limited partnership, the Lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as
Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Term Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on
IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such
Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Credit Agreement and used herein shall have the meanings given to them in the Term Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:     , 20[ ]

Exhibit E-2

EXHIBIT E-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Credit Agreement dated as of July 31, 2018 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Term Credit Agreement”), among Noble
Midstream Services, LLC, a Delaware limited liability company (the “Borrower”), Noble Midstream Partners LP, a
Delaware limited partnership, the Lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as
Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Term Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of
Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder”
of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C)
of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form
W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-
8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Credit Agreement and used herein shall have the meanings given to them in the Term Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:     , 20[ ]

Exhibit E-3

EXHIBIT E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Credit Agreement dated as of July 31, 2018 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Term Credit Agreement”), among Noble
Midstream Services, LLC, a Delaware limited liability company (the “Borrower”), Noble Midstream Partners LP, a
Delaware limited partnership, the Lenders from time to time party thereto and Toronto Dominion (Texas) LLC, as
Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Term Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such
Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this
Term Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the
Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the
Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Credit Agreement and used herein shall have the meanings given to them in the Term Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:     , 20[ ]

Exhibit E-4